Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

ODYSSEY MARINE EXPLORATION, INC.,

PENELOPE MINING LLC

AND

MINERA DEL NORTE, S.A. DE C.V., AS GUARANTOR AND LENDER

DATED AS OF MARCH 11, 2015

( i )

( ii )

( iii )

ADDENDA

ANNEXES

Annex A	Definitions

Annex B	Cross Reference Sheet of Terms Defined Herein

Annex C	Milestones

Annex D	Subsequent Loan Funding Schedule

EXHIBITS – FORMS OF

Exhibit A	Certificate of Designation

Exhibit B	Articles Amendment and Amended and Restated Bylaws

Exhibit C	Stockholder Agreement

Exhibit D	Indemnification Agreement

Exhibit E	Oceanica Articles Amendment and Membership Agreement

Exhibit F	Note

Exhibit G	Pledge Agreement

( iv )

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 9, 2015, by and among Odyssey Marine Exploration Inc., a Nevada corporation (the “Company”), Penelope Mining LLC, a Delaware limited liability company (the “Investor”), and Minera del Norte S.A. de C.V., a Mexican societe anonime, (with respect to Article X, the “Guarantor” and with respect to Article XI, the “Lender”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Annex A hereto. For the convenience of the parties a cross-reference sheet of terms defined herein is attached as Annex B hereto.

RECITALS:

WHEREAS, the Company has authorized the sale and issuance of an aggregate of: up to 16,854,007 shares of Series AA-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series AA-1 Preferred Stock”) and up to 14,446,290 shares of Series AA-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series AA-2 Preferred Stock” and, together with the Series AA-1 Preferred Stock, the “Class AA Preferred Stock”);

WHEREAS, the Company desires to sell the Class AA Preferred Stock to the Investor, and the Investor desires to purchase the Class AA Preferred Stock from the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Lender is willing to make Loans to BahamasCo at the direction of the Company;

WHEREAS, on the date hereof, Investor has purchased a call option (the “Oceanica Call”) from BahamasCo to purchase all of BahamasCo’s equity in Oceanica;

WHEREAS, concurrently herewith, Oceanica and all of its members have amended the articles of incorporation of Oceanica (the “Oceanica Articles Amendment”) and the membership agreement of Oceanica (the “Oceanica Membership Agreement”) to be in the form included as Exhibit E hereto, and Oceanica and Investor have entered into a Mandate Agreement relating to the business of Oceanica (the “Mandate Agreement”);

WHEREAS, the Company has informed the Investor that without the Loans and the Contemplated Transactions, it would be subject to financial distress;

WHEREAS, the board of directors of the Company has unanimously determined that this Agreement, the Oceanica Call and the Contemplated Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders and has resolved to recommend that the Company’s stockholders grant the Stockholder Approval and has directed that a meeting be called for the purposes of obtaining the Stockholder Approval; and

WHEREAS, the Company has amended and restated its bylaws prior to executing and delivering this Agreement, in the form as Exhibit B hereto (the “Amended and Restated Bylaws”);

WHEREAS, concurrently herewith, and as a condition and inducement to the willingness of Investor and Guarantor to enter into this Agreement, each of the directors and executive officers of the Company have entered into a voting agreement (each a “Voting Agreement”) with Investor pursuant to which, among other things, each such person, on the terms and subject to the conditions set forth in the Voting Agreement, has agreed to (a) vote their shares of Common Stock in favor of adoption of the Stockholder Approval and (b) take certain other actions as contemplated by the Voting Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF SHARES

Section 1.1. Investor Commitment. On the terms and subject to the conditions set forth in this Agreement, Investor commits to purchase up to $101,124,042.00 (the “Commitment”) of Class AA Preferred Stock as follows:

(a) Investor shall purchase at the Initial Closing 5,833,334 shares of Series AA-1 Preferred Stock (the “Initial Closing Shares”) at a purchase price of $6.00 per share (the “Series AA-1 Price”); and

(b) Following the purchase of the Initial Closing Shares, at the Subsequent Closings Investor shall purchase at the Series AA-1 Price 11,020,673 shares of Series AA-1 Preferred Stock (together with the Initial Closing Shares “Committed Series AA-1 Shares”).

It is understood and agreed that the number of shares of Class AA Preferred Stock available for purchase by the Investor and the purchase price therefor set forth in this Agreement are calculated after giving effect to the Preliminary Transactions and no adjustment of such share numbers or purchase price shall be made based on the consummation of the Preliminary Transactions.

Section 1.2. Initial Closing. The closing of the purchase and sale of the Initial Closing Shares (the “Initial Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time on the later of (a) the third Business Day following the satisfaction or waiver of the conditions to the Initial Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (b) 150 days following the date of this Agreement; provided, that (i) Investor may waive the requirements of clause (b), and (ii) the Initial Closing may occur on such other date or at such other time and place as the Company and Investor may mutually agree in writing in their sole discretion. The date on which the Initial Closing actually occurs is referred to as the “Initial Closing Date.”

Section 1.3. Deliveries at the Initial Closing.

(a) At the Initial Closing, the Company shall deliver to Investor:

(i) a certified copy of the Certificate of Designation for the Class AA Preferred Stock in the form of Exhibit A hereto, evidencing its filing with, and acceptance by, the office of the Secretary of State of the State of Nevada subsequent to the consummation of the Preliminary Transactions (the “Certificate of Designation”);

(ii) a certified copy of the amendment (the “Articles Amendment”) of the Articles of Incorporation of the Company, as amended from time to time (the “Articles”), in the form of Exhibit B hereto, evidencing its filing with, and acceptance by, the office of the Secretary of State of the State of Nevada;

(iii) a stock certificate representing the Initial Closing Shares, duly executed by the Company, registered in the name of Investor or its nominee;

(iv) an opinion of Nevada counsel to the Company as to the valid issuance, full payment for, and non-assessability of the Class AA Preferred Stock to be issued by the Company pursuant to the terms of this Agreement, including the Initial Closing Shares being issued by the Company to Investor on the Initial Closing Date, and as to such other customary matters as Investor shall request;

(v) a counterpart of the Stockholder Agreement, duly executed by the Company, in the form of Exhibit C hereto (the “Stockholder Agreement”);

(vi) evidence reasonably satisfactory to Investor as to the election of the Investor Designees to the Company’s Board of Directors, and that such Investor Designees constitute a majority of the Board of Directors;

(vii) a counterpart of an Indemnification Agreement in favor of each Investor designee to the Company’s Board of Directors, in the form of Exhibit D hereto, duly executed by the Company (the “Indemnification Agreement”); and

(viii) all other instruments and certificates that the Company is required to deliver pursuant to the terms of this Agreement.

(b) At the Initial Closing, Investor shall deliver to the Company:

(i) payment in full of the purchase price for the Initial Closing Shares, which shall be delivered in the form of wire transfer of immediately available funds to an account designated in writing by the Company; provided, however, that the Company hereby irrevocably instructs Investor to deduct from such wire and pay over to Lender such amount as is sufficient to pay all amounts due with respect to the Loans or under the Note.

(ii) a counterpart of the Stockholder Agreement, duly executed by the Investor; and

(iii) all other instruments and certificates that Investor is required to deliver pursuant to the terms of this Agreement.

Section 1.4. Preliminary Transactions. Prior to the consummation of the Initial Closing, the Company shall undertake the following transactions (the “Preliminary Transactions”):

(a) file, or cause to be filed, the Articles Amendment with the Secretary of State of the State of Nevada providing for, among other things: (i) a 1-for-6 reverse stock split of the Common Stock, upon which every six shares of issued and outstanding Common Stock shall be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share; and (ii) classifying the Company’s Board of Directors (the “Board of Directors”) into three different classes, with the entire Board of Directors being elected at the Stockholder Meeting, and thereafter, with one Class subject to election in each year, with Class I being subject to election in 2016; and

(b) include in the Proxy Statement designees of Investor, reasonably acceptable to the Board of Directors (the “Investor Designees”), for election as the Class III Directors and as a majority of the Class II Directors (and in the aggregate constituting a majority of the Board of Directors).

Section 1.5. Investor Observer Rights. From and after the date hereof and until the earlier to occur of (a) the Initial Closing and (b) the failure to obtain Stockholder Approval at the Stockholder Meeting, the Investor shall have the right to designate one (1) representative (the “Investor Observer”) to attend and observe all meetings of the Board of Directors and any committees thereof (excluding any committee formed to consider a transaction between the Investor and the Company). The Investor Observer shall be given notice of (in the same manner that notice is given to other members of the Board of Directors) all meetings (whether in person, telephonic or otherwise) of the Board of Directors, including all committee meetings. The Investor Observer shall receive a copy of all notices, agendas and other material information distributed to the Board of Directors and any committees thereof (excluding any committee formed to consider a transaction between the Investor and the Company), whether provided to directors in advance or, during or after any meeting, regardless of whether the Investor Observer shall be in attendance at the meeting.

ARTICLE II.

SUBSEQUENT CLOSINGS

Section 2.1. Funding at Subsequent Closings. During the Takedown Period, Investor shall purchase from the Company Series AA-1 Preferred Stock at the Series AA-1 Price at one or more Subsequent Closings at such times and in such amounts as set forth on Annex C. For the avoidance of doubt, Investor shall not be obligated to: (i) purchase a number of shares of Series AA-1 Preferred Stock in excess of the Committed Series AA-1 Shares less the number of shares of Series AA-1 Preferred Stock previously purchased at a Subsequent Closing, or (ii) purchase Class AA Preferred Stock with an aggregate purchase price greater than Investor’s Commitment less the aggregate purchase price for Class AA Preferred Stock previously paid hereunder (the “Remaining Commitment”).

Section 2.2. Investor Call Right. During the Takedown Period, Investor shall have the right (the “Investor Call Right”), but not the obligation, at any time and from time to time, to require the Company to sell to it: (i) all or any portion of the unissued Committed Series AA-1 Shares at the Series AA-1 Price (which shall reduce Investor’s obligation to purchase such Committed Series AA-1 Shares at Subsequent Closings), and (ii) subject to the closing price of the Common Stock on the NASDAQ having been greater than or equal to $7.56 per share for a period of twenty (20) consecutive Business Days on which the NASDAQ is open, up to 14,446,290 shares of Series AA-2 Preferred Stock at a purchase price of $3.00 per share. Investor may exercise the Investor Call Right by providing written notice to the Company specifying a proposed Subsequent Closing Date not less than ten (10) Business Days subsequent to the date of such notice. The notice may provide that closing of the Investor Call Right is subject to the satisfaction of one or more conditions.

Section 2.3. Subsequent Closings.

(a) The closing of the purchase and sale of shares of Class AA Preferred Stock pursuant to Section 2.1 or the exercise of an Investor Call Right (each a “Subsequent Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time on the later of: (i) the date specified in Annex C or the notice exercising the Investor Call Right, as applicable, (ii) the Business Day following the satisfaction or waiver of the conditions to the Subsequent Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Subsequent Closing), and (iii) such later date as determined pursuant to paragraph (b) below; provided, that a Subsequent Closing may occur on such other date or at such other time and place as the Company and Investor may mutually agree in writing in their sole discretion. The date on which a Subsequent Closing actually occurs is referred to as a “Subsequent Closing Date.”

(b) The Company shall delay any Subsequent Closing Date until the expiration or termination of governmentally imposed waiting periods and the obtaining of governmental approvals, including pursuant to the HSR Act, if any, to allow the Company to make one or more required governmental filings or obtain one or more required governmental approvals and to allow the Investor to make and obtain such filings and approvals, in connection with such Subsequent Closing (provided that the Investor reasonably believes, based on the advice of counsel, that such Investor must make or obtain any such filings or approvals, and the Company shall use its reasonable efforts to make each such required governmental filing and seek each such required governmental approval as promptly as possible). In no event shall the Investor be deemed to be in breach of this Agreement as a result of the Investor’s inability to consummate a Subsequent Closing prior to such compliance by the Company.

Section 2.4. Deliveries at Each Subsequent Closing.

(a) At each Subsequent Closing, the Company shall deliver to Investor:

(i) a stock certificate representing the Class AA Preferred Stock being purchased, duly executed by the Company, registered in the name of Investor or its nominee; and

(ii) all other instruments and certificates that the Company is required to deliver pursuant to the terms of this Agreement.

(b) At each Subsequent Closing, Investor shall deliver to the Company:

(i) wire transfer of immediately available funds, to an account designated by the Company, the purchase price for the Class AA Preferred Stock to be purchased by Investor on the Subsequent Closing Date; and

(ii) all other instruments and certificates that Investor is required to deliver pursuant to the terms of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the correspondingly numbered section of the Disclosure Schedule delivered to the Investor in connection herewith, the Company represents and warrants to the Investor the following:

Section 3.1. Organization, Existence and Good Standing.

(a) The Company is duly organized and is validly existing and in good standing under the Laws pursuant to which it was formed, and has all requisite corporate power and corporate authority to carry on its businesses as now conducted and as presently proposed to be conducted. The Company is duly licensed or qualified to transact business as a foreign corporation or other equivalent entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, prospects, condition (financial or otherwise), affairs, properties, assets or Liabilities of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(b) The Company is not, nor has it been within the past five (5) years, an “investment company” within the meaning of the Investment Company Act of 1940.

(c) On or prior to the date hereof, the Amended and Restated Bylaws (i) have been approved and adopted by the Board of Directors as the bylaws of the Company and (ii) are in full force and effect.

Section 3.2. Authorization.

(a) The Company and each of its Subsidiaries, as applicable, has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party, including with respect to the Company, the power and authority to issue and sell the Class AA Preferred Stock and to issue the Common Stock issuable upon conversion thereof.

(b) Except with respect to the Stockholder Approval, all action on the part of the Company and each of its Subsidiaries, as applicable, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Company and each of its Subsidiaries, as applicable, is a party, and the performance of all obligations of the Company and its Subsidiaries hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Class AA Preferred Stock in accordance with this Agreement and the Common Stock issuable upon conversion thereof has been taken. This Agreement has been duly and validly executed and delivered by the Company, and the other Transaction Documents to which the Company or any Subsidiary is a party, when executed and delivered, will constitute, assuming this Agreement and the other Transaction Documents have been duly authorized, executed and delivered by Investor, and are, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(c) The Board of Directors of the Company (the “Board of Directors”), by resolutions unanimously adopted at a meeting duly called and held, has (i) determined and declared that this Agreement and the Contemplated Transactions, including the issuance of the Class AA Preferred Stock and the adoption of the Articles Amendment, are advisable and fair to, and in the best interests of, the Company and its Stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the Transaction Documents, (iii) directed that the approval of the issuance of the Class AA Preferred Stock and the adoption of this Agreement, the Articles Amendment and the Preliminary Transactions be submitted to a vote at the Stockholder Meeting, and (iv) recommended to the Stockholders that they grant the Stockholder Approval. Such resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.

Section 3.3. No Conflict or Violation. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Company and its Subsidiaries of the Contemplated Transactions in accordance with the terms hereof or thereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of (i) the Articles or bylaws of the Company or (ii) any equivalent organizational or governing document of any Subsidiary of the Company, (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries, (c) conflict with or violate any Order binding upon the Company or any of its Subsidiaries, or (d) assuming that all consents listed on Schedule 3.4 have been obtained and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries, except in the case of each of the foregoing clauses (a)(ii), (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to be material.

Section 3.4. Governmental Consents and Approvals. Except as set forth on Schedule 3.4, the execution, delivery and performance by the Company and its Subsidiaries of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Company and its Subsidiaries of the Contemplated Transactions in accordance with the terms hereof or thereof will not (with notice or lapse of time, or both) require any Permit or filing or registration with or notification to any Governmental Agency with respect to the Company and its Subsidiaries except (a) for the filing of the Certificate of Designation and the Articles Amendment with the Secretary of State of the State of Nevada, (b) the filing of the Oceanica Articles Amendment with the Public Registry of the Republic of Panama and (c) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to be material.

Section 3.5. Capitalization and Voting Rights.

(a) As of the date hereof, the equity capitalization of the Company consists of:

(i) 150,000,000 authorized shares of common stock par value $.0001 per share (the “Common Stock”), of which 89,582,502 shares are issued and outstanding; and

(ii) 9,810,000 shares of preferred stock par value $.0001 per share, 134,800 of which have been designated as “Series D Preferred Stock” (together with the Class AA Preferred Stock, the “Preferred Stock”) and 32,400 of which are issued and outstanding. Each share of Series D Preferred Stock is convertible into one share of Common Stock.

(b) The outstanding Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in accordance with the registration or distribution provisions of the applicable securities Laws or pursuant to valid exemptions therefrom.

(c) As of the date hereof, except as set forth on Schedule 3.5(c) there is no:

(i) outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) or agreement for the purchase or acquisition from the Company of any Common Stock, Preferred Stock or any other shares or securities of the Company, or any options, warrants or rights convertible into or exchangeable for any thereof;

(ii) commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or assets;

(iii) bond, debenture, note or other indebtedness of the Company that entitles the holder thereof to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Stockholders on any matter;

(iv) outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company; or

(v) obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of the Company’s capital stock or other equity or voting securities under the Securities Act.

(d) After giving effect to the Preliminary Transaction, the outstanding equity capitalization of the Company will consist of:

(i) 150,000,000 authorized shares of Common Stock, of which except as a result of the exercise of options or warrants or the settlement of restricted stock units, in each case, as listed on Schedule 3.5(c), 14,930,418 shares will be issued and outstanding and 618,068 will be issuable upon the exercise of outstanding options or settlement of restricted stock units; and

(ii) 50,000,000 shares of Preferred Stock, (x) 9,810,000 of which will have been designated as “Series D Preferred Stock” and 32,400 of which will be issued and outstanding, (y) 16,854,007 of which will have been designated as “Series AA-1 Preferred Stock” and none of which will be issued and outstanding and (z) 14,446,290 of which will have been designated as “Series AA-2 Preferred Stock” and none of which will be issued and outstanding.

(iii) Each outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) or agreement for the purchase or acquisition from the Company of any Common Stock listed on Schedule 3.5(c), shall become exercisable for, or convertible into, one-sixth of the number of shares of Common Stock for which it was exercisable or convertible prior to the Preliminary Transactions and for a price no less than six times the applicable price in effect immediately prior to the Preliminary Transactions.

(e) The Company has not and does not intend to accelerate any rights or waive any conditions existing under any outstanding option, warrant, right or agreement (contingent or otherwise, including exercise, vesting, payment, conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) for the purchase or acquisition from the Company of any Common Stock, Preferred Stock or any other shares or securities of the Company, or any options, warrants or rights convertible into or exchangeable for any thereof.

Section 3.6. Subsidiaries. Schedule 3.6 sets forth, as of the date hereof, a true and complete list of all Subsidiaries of the Company, including the jurisdiction of organization of each such Subsidiary. Except as set forth on Schedule 3.6, the Company or a wholly-owned Subsidiary of the Company owns all of the issued and outstanding equity interests in each Subsidiary. The Company has made available to Investor true and complete copies of the articles of incorporation and bylaws, or equivalent organizational documents, of each Subsidiary. Each Subsidiary of the Company: (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now conducted and (c) is duly qualified or licensed to do business in every jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of businesses as now conducted requires it to be qualified or licensed, other than in the case of the Intermediate Holdcos, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7. Oceanica. As of the date hereof and as of the Initial Closing Date:

(a) The Company owns all of the issued and outstanding membership interests in Marine Exploration Holdings, LLC, a Nevada limited liability company (“MEH”), free and clear of all Liens, and MEH owns all of the issued and outstanding shares of Odyssey Marine Enterprises, Ltd., a Bahamian company (“BahamasCo” and together with MEH, the “Intermediate Holdcos”) free and clear of all Liens. BahamasCo owns 54,000,000 shares of Oceanica, free and clear of all Liens except as set forth on Schedule 3.7.

(b) The outstanding equity capitalization of Oceanica is as set forth on Schedule 3.7(b). The Company has terminated the Mako Option for no consideration other than up to 4,000,000 shares of Common Stock (the “Mako Option Termination”).

(c) As of the date hereof, except as set forth on Schedule 3.7(c) there is no:

(i) outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) or agreement for the purchase or acquisition from any of the Intermediate Holdcos or Oceanica of any equity, or any options, warrants or rights convertible into or exchangeable for any such equity;

(ii) commitment by the Intermediate Holdcos or Oceanica to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or assets;

(iii) bond, debenture, note or other indebtedness of the Intermediate Holdcos or Oceanica that entitles the holder thereof to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of equity in the Intermediate Holdcos or Oceanica on any matter;

(iv) outstanding contractual obligation, commitment or arrangement of any character (contingent or otherwise) that are binding on the Intermediate Holdcos or Oceanica to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in the Intermediate Holdcos or Oceanica; and

(v) obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of the capital stock of the Intermediate Holdcos or Oceanica under the Securities Act.

(d) Set forth on Schedule 3.7(d) is a true and complete list of each Permit Oceanica has obtained, or made filings to obtain, in connection with the construction, development and operation of the Don Diego Project (each, a “Project Permit”). True and complete copies of all such Permits and filings and all material written correspondence with any Governmental Agency regarding any Project Permit has been furnished to Investor. No Governmental Agency has provided the Company, Oceanica or any of their Subsidiaries, or to the knowledge of the Company any other Person, written notice that such Governmental Agency does not intend to issue any Project Permit or any other Permit that is reasonably necessary for the construction, development and operation of the Don Diego Project. There is no Proceeding pending or threatened (in writing or otherwise) (i) with respect to any alleged error or omission contained in any filing related to any Project Permit, or (ii) following the issuance of any Project Permit, with respect to any alleged failure to be in compliance with the terms thereof, or which is likely to result in the revocation or termination of such Project Permit.

(e) Oceanica or a Subsidiary thereof has the exclusive ownership of the mineral rights related to the Don Diego Project covering not less than 300,000 hectares, each of which are listed on Schedule 3.7(e) (the “Project Mineral Rights”), free and clear of any Liens other than Permitted Liens. The Project Mineral Rights are sufficient to conduct the Don Diego Project in a manner consistent with the business plans of the Company.

(f) The Company is not aware of any facts or circumstances that would cause the Technical Report: Revised Assessment of the Don Diego West Phosphorite Deposit, Mexican Exclusive Economic Zone (EEZ), dated June 30, 2014, to not be true and correct in all material respects.

Section 3.8. Company Reports; Financial Statements; Undisclosed Liabilities.

(a) The filings, including all material forms, registration, proxy and information statements, prospectuses, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, filed or furnished by the Company since January 1, 2014 under the Securities Act or the Exchange Act (the “Company Reports”), have been timely filed or furnished (as applicable) with the SEC and complied, as of their respective filing dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder, in each case as in effect on the dates so filed, including any amendments of such Company Reports filed with the SEC. None of the Company Reports contained, at the time such Company Report was filed, or if amended or restated, at such time when finally amended, restated or subsequently mailed to securityholders, any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All such Company Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

(b) As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Company Reports, and to the Knowledge of the Company, neither the Company nor any Company Report is the subject of an ongoing SEC review or outstanding SEC investigation.

(c) Each of the consolidated financial statements, consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company included in or incorporated by reference into the Company Reports: (i) complied, as of the respective filing dates thereof, in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on the respective filing dates thereof, (ii) were prepared in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved (“GAAP”), except as may be footnoted therein, (iii) fairly presented, in all material respects, the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of operations, retained earnings (accumulated deficit) and cash flows, as the case may be, of the Company for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). Neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls. To the Knowledge of the Company, no attorney representing the Company or its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(d) The Company has (A) implemented and maintains (x) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company and its Subsidiaries is made known on a timely basis to the management of the Company and (y) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (B) disclosed to the Company’s outside auditors and the audit committee of the Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) There are no Liabilities of the Company or its Subsidiaries of a nature (whether accrued, absolute, contingent or otherwise) other than: (i) Liabilities set forth in the consolidated balance sheet, including the notes thereto, of the Company included in the most recent Company Reports; (ii) Liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (iii) Liabilities under Contracts, none of which arise out of any breach, default or non-performance by the Company or its Subsidiaries; and (iv) Liabilities disclosed on the Schedules to this Agreement.

Section 3.9. Orders and Proceedings. Except as set forth on Schedule 3.9, there are no outstanding Orders to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject or bound that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject or bound that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Permits; Compliance with Laws.

(a) The Company and its Subsidiaries hold all Permits necessary to own, lease and operate their respective properties and assets, and to lawfully carry on and operate their respective businesses as currently conducted, and all such Permits are in full force and effect except where the failure to hold such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all such Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice during the period beginning on the date that is three (3) years prior to the date of this Agreement from any Governmental Agency threatening to suspend, revoke, withdraw, not renew, impose any sanctions or fines in connection with, modify in any material and adverse respect or limit any Permit, except where such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Schedule 3.10: (i) the Company and its Subsidiaries are, and for the past three years have been, in material compliance with all material Laws applicable to them; and (ii) during the past three years, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to materially comply with, any material Law, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11. Contracts.

(a) Except for Contracts filed as exhibits to the Company Reports or as set forth on Schedule 3.11, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, and neither the Company or any of its Subsidiaries nor any of their respective properties or assets, are expressly bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, the ability of the Company or any of its Subsidiaries to engage in any line of business, or to compete with any Person or in any geographic area;

(iii) contains any indemnification of, advancement of expenses (other than the advancement of business expenses in the ordinary course) to or exculpation of Liability of any current or former director, officer or employee of the Company and its Subsidiaries;

(iv) requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person;

(v) relates to an acquisition or similar transaction which contains indemnities or “earn-out” obligations after the date hereof with respect to the Company and its Subsidiaries;

(vi) provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(vii) provides for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(viii) relates to the Don Diego Project; or

(ix) relates to cleanup, abatement or other actions in connection with any Liability under any Environmental Laws.

Each Contract of the type described in this Section 3.11, including any such Contract entered into after the date hereof, is referred to herein as a “Material Contract.”

(b) A true and complete copy of each Material Contract in effect as of the date of this Agreement, including any material amendments thereto, has been made available to Investor.

(c) Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company or its Subsidiary party thereto, and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect; provided, that such enforcement may be subject to the Enforceability Exceptions.

Section 3.12. Employees; Employee Compensation.

(a) Neither the Company nor its Subsidiaries are delinquent in payments to any of the employees, former employees or any independent contractors of either of the Company or its Subsidiaries for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or its Subsidiaries as of the date hereof or amounts required to be reimbursed to such employees, former employees or independent contractors. There is no strike or other labor dispute involving the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor are the Company or its Subsidiaries aware of any labor organization activity involving the employees of either.

(b) Neither the Company nor its Subsidiaries have contributed to or are required to contribute to any multiemployer plan within the meaning of and subject to section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate (as defined below) has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any Liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Knowledge of Company, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

(c) None of the Company, any of its Subsidiaries, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including, without limitation, a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(d) Each Plan complies with, and has been established, operated and administered in accordance with its terms and the requirements of, ERISA, the Code and other applicable laws.

(e) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA with respect to any Plan.

(f) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and no event has occurred and no condition exists that, to the Company’s Knowledge, would cause such Plan to lose its qualified status.

(g) Except as may be required under Section 4980B of the Code, Section 601 of ERISA or other applicable foreign, state or local law, the Company does not have any Liability for post-retirement medical or life insurance benefits or coverage for any current or former employee, officer or director of the Company or any Subsidiary thereof or any dependent of any such employee.

Section 3.13. Related Party Transactions. Except as specifically disclosed in the Company Reports:

(a) No employee, officer, stockholder or director of the Company or any of its Subsidiaries, or member of his or her immediate family, is indebted to the Company or any of its Subsidiaries, nor are the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than: (i) for payment of salary for services rendered to the Company or its Subsidiaries by officers, directors or employees; (ii) reimbursement for reasonable expenses incurred by officers, directors or employees on behalf of the Company or its Subsidiaries; and (iii) for other standard employee benefits made generally available to all employees.

(b) To the Company’s Knowledge, none of such persons has any ownership interest, directly or indirectly, in any firm, corporation or other entity with which the Company or its Subsidiaries are affiliated or with which the

Company or its Subsidiaries have a business relationship, or in any firm, corporation or other entity that competes with the Company or any of its Subsidiaries, except: (i) that employees, stockholders, officers or directors of the Company or its Subsidiaries and members of their immediate families may have an immaterial beneficial ownership interest in publicly traded companies that may compete with the Company or its Subsidiaries; and (ii) non-employee directors of the Company or its Subsidiaries may serve as directors or managers of, and may have ownership interests in, any Person that competes with the Company or its Subsidiaries.

(c) To the Knowledge of the Company, no officer, director or stockholder or any member of their immediate families is a party to or is, directly or indirectly, interested in any agreement, understanding or proposed transaction with the Company or its Subsidiaries (other than such written agreements as relate to any such person’s ownership of securities of the Company or any Subsidiary).

Section 3.14. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Intellectual Property used in the operation of and that is material to the business of the Company and its Subsidiaries is either (i) owned by the Company and its Subsidiaries (the “Owned Intellectual Property”) or (ii) used by the Company and its Subsidiaries pursuant to a valid Contract or other right (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property is sufficient to conduct the business of the Company and its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property (including all material trade secrets and confidential information), except to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of the Company, there has not been any unauthorized use, disclosure or appropriation of the Owned Intellectual Property or Licensed Intellectual Property, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each current and past employee, officer or consultant or any other Person who developed any Owned Intellectual Property has executed all Contracts necessary to transfer such Owned Intellectual Property to the Company or a Subsidiary of the Company.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries and the use of the Owned Intellectual Property does not misappropriate, infringe, induce infringement of or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and there is no such Proceeding pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Proceeding. To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Company and its Subsidiaries in any Licensed Intellectual Property and there is no pending claim challenging the ownership or validity of any Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has timely filed or joined in the filing of (taking into account extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete. Each of the Company and its Subsidiaries has timely paid all Taxes owed by it and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes of the Company and its Subsidiaries are not yet due or owing, adequate accruals for such Taxes on the most recent consolidated financial statements, as disclosed in the Company Reports, as required by GAAP have been made.

(b) There are no pending actions or actions threatened in writing for the assessment or collection of Taxes with respect to any of the Company and its Subsidiaries and all deficiencies for Taxes asserted or assessed in writing against any of the Company and its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent consolidated financial statements.

(c) There are no Liens for Taxes against any of the assets of any of the Company and its Subsidiaries, other than Permitted Liens.

(d) Each of the Company and its Subsidiaries has complied with all applicable Tax laws relating to the payment and withholding of Taxes and has duly and timely withheld and remitted to the appropriate taxing authority all amounts required to be so withheld and remitted under all applicable Tax laws.

(e) None of the Company and its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than (i) a Contract among the Company and its Subsidiaries or (ii) any agreement or arrangement pertaining to the sale or lease of assets of the Company and its Subsidiaries or pursuant to any commercial financing arrangement or any other agreement or arrangement where the inclusion of a Tax allocation or indemnification provision is customary or incidental to an agreement or arrangement the primary nature of which is not Tax sharing or indemnification).

(f) None of the Company and its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (other than the group the common parent of which is the Company).

(g) Since January 1, 2009, neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or (ii) a “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2(a)(2).

Section 3.16. Environmental Matters.

(a) Except to the extent that violations or non-compliance do not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries have complied with and are in compliance with all Laws applicable to it or any of its properties, assets, operations and businesses relating to the environment or environmental protection (collectively, “Environmental Laws”) including Environmental Laws relating to air, water and land and the generation, storage, use, handling, transportation, treatment or disposal of “Hazardous Wastes”, “Hazardous Materials” and “Hazardous Substances” (as such terms are defined in any applicable Environmental Law) including petroleum and petroleum products.

(b) Neither the Company nor any of its Subsidiaries have received any notice from any Governmental Agency of any contravention by the Company or any of its Subsidiaries of any Environmental Laws.

(c) Each of the Company and its Subsidiaries have obtained and adhered to all Permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company or any of its Subsidiaries where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled.

(d) There have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company or any of its Subsidiaries except as permitted by Environmental Laws (none of which has had, individually or in the aggregate, a Material Adverse Effect).

(e) No on-site or off-site location to which the Company or any of its Subsidiaries have transported or disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials and Hazardous Substances is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any material claim against the Company or any of its Subsidiaries for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury.

(f) Neither the Company nor any of its Subsidiaries have any contingent liability in connection with any release of any Hazardous Wastes, Hazardous Materials or Hazardous Substance into the environment.

Section 3.17. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance policies in such amounts and against such risks as are customary in the industries in which the Company and its Subsidiaries operate and (b) each such insurance policy is legal, valid, binding and enforceable. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies. All premiums (or installments thereof) due as of the date hereof under all such insurance policies have been paid in full, and the Company or its Subsidiaries, as applicable, have otherwise complied with the terms and conditions of all such insurance policies, except for any such failure to so pay or otherwise comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company has not received written notice from any insurance carrier: (i) threatening a suspension, revocation, termination, cancellation or modification of any such insurance policies or a material increase in any premium in connection therewith, or (ii) informing the Company or any of its subsidiaries that any existing coverage will or may not be available in the future on substantially the same terms as now in effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18. Anti-Corruption; Anti-Money Laundering.

(a) Neither the Company or any of its Subsidiaries, nor any director or officer of any of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any stockholder, employee, vendor, sub-contractor or representative acting on behalf of any of the Company and its Subsidiaries, has taken any action, directly or indirectly, that would result in a material violation of any Anti-Corruption Law, Anti-Money Laundering Law, or OFAC Law, whether within the United States of America or elsewhere.

(b) The Company has established and maintains procedures and controls that are reasonably designed to ensure that the Company and its Subsidiaries are in compliance in all material respects with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or OFAC Laws.

(c) None of the Company and its Subsidiaries has found material violations of any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency related to any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law or received any written official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law and either filed with a court, tribunal, or other Governmental Agency or transmitted by a Governmental Agency. The Company has no Knowledge that it or any of its Subsidiaries is under investigation by any Governmental Agency for possible violations of any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law.

(d) None of the Company and its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no employee or agent of any of the Company or any of its Subsidiaries is (i) a blocked person or denied party under any Anti-Money Laundering Law or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Laws of the United States of America or any other applicable jurisdiction. Neither the Company nor any of its Subsidiaries is a party to any Contract or other agreement or has engaged in any transaction or other business dealing with any country that, at the time of the relevant transaction, was subject to comprehensive (as opposed to list-based) OFAC Laws.

Section 3.19. Interim Operations; Absence of Certain Changes. From the date of the most recent balance sheet included in a Company Report prior to the date of this Agreement to the date of this Agreement: (a) the Company and its Subsidiaries have conducted their business, in all material respects, in the ordinary course and consistent with past practice, and have not taken any action that would have been prohibited by Section 5.1 if such Section had been applicable to the Company and its Subsidiaries during such period; and (b) there has not been any occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20. Brokers. Except as set forth on Schedule 3.20, no person, firm or corporation has or, as a result of any action taken by the Company, its Subsidiaries or any of their authorized representatives, will have, in the context of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company, its Subsidiaries or the Investor for any commission, fee or other compensation as a finder or broker or in any similar capacity.

Section 3.21. Valid Issuance of Preferred Stock and Common Stock.

(a) The shares of Class AA Preferred Stock that are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will be free of all Liens other than restrictions as set forth in this Agreement, the Articles or the other Transaction Documents and under applicable state and federal securities Laws.

(b) The Common Stock issuable upon conversion of the Class AA Preferred Stock being purchased pursuant to this Agreement, upon issuance in accordance with the terms of the Articles, will be duly and validly issued, fully paid and non-assessable and will be free of all restrictions imposed by or through the Company other than restrictions set forth in this Agreement, the Articles or the other Transaction Documents and under applicable state and federal securities Laws.

Section 3.22. Offering. Assuming the accuracy of the Investor’s representations and warranties set forth in this Agreement, the offer, sale and issuance of the shares of Class AA

Preferred Stock as contemplated by this Agreement are exempt from the registration and prospectus requirements of the Securities Act, and any other applicable securities Law, and will be issued in compliance with all applicable federal and state securities and blue sky Laws. Neither the Company nor any Person acting on its behalf will take any action hereafter that would cause the loss of such exemption. The issuance of the Class AA Preferred Stock to the Investor will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of any stockholder approval provisions applicable to the Company or its securities.

Section 3.23. Information Supplied. None of the information supplied or to be supplied by any of the Company and its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Investor for inclusion or incorporation by reference therein.

Section 3.24. Opinion of Financial Advisor. Prior to the execution of this Agreement, Hyde Park Capital Advisors, LLC has delivered to the Company its opinion, as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the Company pursuant to this Agreement and in the Contemplated Transactions is fair, from a financial point of view, to the holders of Common Stock.

Section 3.25. Anti-Takeover Provisions. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 4.11 of this Agreement, the Company has taken all actions necessary to render inapplicable to this Agreement and the Contemplated Transactions, and inapplicable to Investor and the Class AA Preferred Stock to be issued to Investor (and the Common Stock issuable upon conversion of such Class AA Preferred Stock) in connection with this Agreement and the Contemplated Transactions, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar statutes or regulations of any state or jurisdiction (collectively, “Takeover Laws”); and without limiting the foregoing, the Board of Directors has taken all actions necessary so that following the receipt of the Stockholder Approval the restrictions on business combinations contained in Sections 78.378-78.3793 and 78.411-78.444 of the Nevada Revised Statutes, and, accordingly, any other section or any other Nevada Takeover Law or similar statute or regulation will not apply with respect to, or as a result of, the execution of this Agreement, the other Transaction Documents or the consummation of the Contemplated Transactions, without any further action on the part of the Stockholders or of the Board of Directors.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as of the date hereof that:

Section 4.1. Organization, Existence and Good Standing. Investor is duly organized and is validly existing and in good standing under the Laws pursuant to which it was formed, and has all requisite corporate power and corporate authority to carry on its businesses as now conducted and as presently proposed to be conducted. Investor is duly licensed or qualified to transact business as a foreign corporation or other equivalent entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have an Investor Material Adverse Effect.

Section 4.2. Authorization. Investor has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party. Any and all corporate or partnership action on the part of Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Investor hereunder at the Closing has been, or will by the Closing have been, taken. This Agreement has been duly and validly executed and delivered and constitutes, and the Transaction Documents to which Investor is a party when executed and delivered will constitute, assuming due execution and delivery by the Company of this Agreement and the Transaction Documents, valid and legally binding obligations of Investor, enforceable against Investor in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3. No Conflict or Violation. Except as set forth in Schedule 4.3, the execution, delivery and performance by Investor and Guarantor of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Investor and Guarantor of the Contemplated Transactions in accordance with the terms hereof, or thereof, will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of (i) the limited liability company agreement of Investor or (ii) any equivalent organizational or governing document of Guarantor, (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of the Investor or Guarantor, (c) conflict with or violate any Order binding upon the Investor or Guarantor, or (d) assuming that all consents listed in Schedule 4.4 have been obtained and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Investor or Guarantor, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have an Investor Material Adverse Effect.

Section 4.4. Governmental Consents and Approvals. Except as set forth on Schedule 4.4, the execution, delivery and performance by the Investor and its Affiliates of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Investor and its Affiliates of the Contemplated Transactions in accordance with the terms hereof or thereof will not (with notice or lapse of time, or both) require any Permit or filing or registration with or notification to any Governmental Agency with respect to the Investor and Guarantor where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have an Investor Material Adverse Effect.

Section 4.5. Reliance Upon Investor’s Representations. Investor understands that the Class AA Preferred Stock may not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of the Securities Act.

Section 4.6. Receipt of Information. Investor believes it has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Class AA Preferred Stock. Investor further represents that Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Class AA Preferred Stock and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Investor or to which Investor had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in ARTICLE III of this Agreement or the right of Investor to rely thereon.

Section 4.7. Investment Experience. Investor confirms that it has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of an investment in the Class AA Preferred Stock and of making an informed investment decision and understands that: this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment; the purchase of the Class AA Preferred Stock to be purchased by the Investor hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment; there are substantial restrictions on the transferability of, and there will be no public market for, the Class AA Preferred Stock, and accordingly, it may not be possible for the Investor to liquidate its investment in case of emergency; and this Agreement and the other Transaction Documents create a complex set of rights and obligations of the Investor.

Section 4.8. Qualifications of Investor. Investor is an “Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act (without reliance on Rule 501(a)(4) thereof). The Investor will provide reasonable information requested by the Company in connection with any filing required to be made with applicable securities regulators in connection with any issuance of Class AA Preferred Stock hereunder. Investor is not a “Bad Actor” within the meaning of Rule 506 of the Securities Act.

Section 4.9. Restricted Securities. Investor understands that no securities of the Company may be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering the Class AA Preferred Stock or the Common Stock into which it may have been converted, as applicable, compliance with such distribution requirements or an available exemption from registration under the Securities Act, the Class AA Preferred Stock or the Common Stock into which it may have been converted, as applicable, must be held indefinitely. Investor understands that the Class AA Preferred Stock and the Common Stock into which it may have been converted will carry legends required by Law. In particular, the Investor is aware that the Class AA Preferred Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.

Section 4.10. Litigation. There are no outstanding Orders to which the Investor or any of its Affiliates or any of their respective properties or assets is subject or bound that would reasonably be expected to, individually or in the aggregate, materially impair or delay the Investor’s or its Affiliates’ ability to perform their respective obligations under this Agreement or the other Transaction Documents to which they are a party or consummate the Contemplated Transactions, and there are no Proceedings pending or, to the knowledge of the Investor, threatened against the Investor or any of its Affiliates or to which any of their respective properties or assets is subject or bound that would, individually or in the aggregate, have an Investor Material Adverse Effect.

Section 4.11. Takeover Laws. As of the date hereof, Investor and its Affiliates do not own, beneficially or of record, greater than 1% of the outstanding Common Stock.

ARTICLE V.

AGREEMENTS OF THE COMPANY

Section 5.1. Interim Operations of the Company.

(a) From the date hereof to the Initial Closing Date, the Company shall, and shall cause each of its Subsidiaries to:

(i) subject to the covenants and agreements contained herein, conduct its business according to its ordinary and usual course of business consistent with past practice;

(ii) use commercially reasonable efforts to (x) preserve substantially intact its business organization, keep available the services of and maintain good relationship with its current officers and employees and preserve its relationships with Governmental Agencies, (y) maintain in effect all of its material Permits, and (z) maintain in full force and effect all material insurance policies; and

(iii) except to the extent prohibited by the terms of Contracts binding on the Company or its Subsidiaries as of the date hereof: (x) conduct all of its business and operations relating to the Don Diego Project through BahamasCo and Oceanica, (y) conduct all of its business and operations not relating to the Don Diego Project through Subsidiaries other than the Intermediate Holdcos, and (z) solely with respect to the Company, shall not incur any liabilities (including guaranteeing any of the obligations of any of its Subsidiaries) or enter into any Contracts, except through its Subsidiaries, except for liabilities and Contracts arising from its status as a public company.

(b) From the date hereof to the Initial Closing Date, the Company shall not, and shall cause each of its Subsidiaries not to (x) take any action requiring the consent of the holders of the Class AA Preferred Stock pursuant to the terms of the Certificate of Designation (as if such restrictions were in effect as of the date hereof), or (y) without limiting the foregoing:

(i) repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of the company (other than in connection with the cashless exercise of options for Common Stock);

(ii) increase or accelerate the vesting, payment or exercise of the compensation or benefits payable or available, including under any stock option, restricted stock, phantom, or other equity-based plan, to any current or former employee or other service provider;

(iii) transfer or create or suffer to exist any Liens on the direct or indirect equity in the Intermediate Holdcos or Oceanica or amend, modify, extend or waive the terms of any warrant, option or other right in favor of a third party to acquire any direct or indirect equity in Oceanica;

(iv) other than transactions solely among the Company and its wholly-owned Subsidiaries, declare, set aside, make or pay any dividends or other distributions with respect to shares of their respective capital stock;

(v) propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents (except to the extent necessary to authorize or permit any actions contemplated by this Agreement or the other Transaction Documents), as applicable;

(vi) fail to maintain insurance consistent with past practice to the extent available on commercially reasonable terms;

(vii) amend, modify or waive any term or provision of the Monaco Option;

(viii) enter into any transaction, arrangement or understanding that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

(ix) engage in an Insolvency Event or permit an Insolvency Event to occur; or

(x) authorize, or agree or announce any intention to take, any of the foregoing actions.

(c) From the date hereof to the date of the Stockholder Approval, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) except as provided on Schedule 5.2(c), make any expenditure greater than $50,000.00; or

(ii) for any expenditure listed on Schedule 5.2(c), exceed the amount budgeted for such expenditure by $50,000.00 or more.

Section 5.2. Proxy Statement; Stockholder Meeting.

(a) The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of the Stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of obtaining the approval of the holders of a majority of its outstanding Series D Preferred Stock and Common Stock voting as a single class in accordance with applicable Law and NASDAQ Listing Rules of (i) the adoption of this Agreement, (ii) the adoption of the Articles Amendment, (iii) the Preliminary Transaction, (iv) the election of the Investor Designees to the Board of Directors, and (v) the issuance of the Class AA Preferred Stock to Investor (the “Stockholder Approval”). Unless the Board of Directors shall have withdrawn or modified its Recommendation in accordance with, and subject to, the terms and conditions of, Section 5.3(d), the Company shall (A) include in the Proxy Statement the recommendation of the Board of Directors that the Stockholders approve and adopt this Agreement, the issuance of the Class AA Preferred Stock, the Articles Amendment and the election of the Investor Designees (the “Recommendation”) and (B) use its reasonable best efforts to solicit from the Stockholders proxies in favor of the approval of this Agreement and take all other action reasonably necessary or advisable to secure the Stockholder Approval. The Company may only adjourn or postpone the Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Stockholders or, if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, that no adjournment may be to a date on or after the Early Outside Date.

(b) In connection with the Stockholder Meeting, the Company shall as promptly as reasonably practicable (i) prepare the Proxy Statement and file the Proxy Statement with the SEC; provided that the Proxy Statement shall be filed not later than ten (10) Business Days following the date hereof, (ii) respond to any comments or requests for additional information received from the SEC with respect to such filing and promptly provide copies of such comments or requests, and any other correspondence with the SEC, to the Investor, (iii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) after confirmation from the SEC that it has no further comments on, or that it is not reviewing, the Proxy Statement, use reasonable best efforts to mail to the Stockholders the Proxy Statement and all other customary proxy or other materials for meetings such as the Stockholder Meeting, (v) to the extent required by applicable Law, prepare, file and distribute to the Stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholder Meeting and (vi) otherwise use commercially reasonable efforts to comply with all Law applicable to the Stockholder Meeting.

(c) Investor shall cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law. The Company will provide the Investor a reasonable opportunity to review and comment upon the Proxy Statement or, if applicable, any amendments or supplements thereto, prior to filing the Proxy Statement (or such amendments or supplements, as applicable) with the SEC and prior to mailing the Proxy Statement to the Stockholders and the Company shall reasonably consider and incorporate all comments reasonably proposed by Investor with respect to the Proxy Statement and, if applicable, any such amendments or supplements.

Section 5.3. Alternative Proposals.

(a) Except as expressly permitted by this Section 5.3, from the date hereof until the Initial Closing Date, the Company shall not, and the Company shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly take any action that would reasonably be expected to encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (ii) participate in any discussions or negotiations with any Person with respect to, or provide any information or data concerning the Company or its Subsidiaries to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal (other than to state that the Company is not permitted to have discussions), (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to an Alternative Proposal (an “Alternative Acquisition Agreement”) or (iv) publicly propose to do any of the actions prohibited by any of clauses (i), (ii) or (iii). Subject to Section 5.3(b), the Company and its Subsidiaries shall, and the Company shall instruct and use its commercially reasonable efforts to cause its Subsidiaries and their respective Representatives to, immediately cease any solicitations, discussions or negotiations with any Person that may be ongoing with respect to any Alternative Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Alternative Proposal. Promptly following execution of this Agreement, the Company shall request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Alternative Proposal and terminate all physical and electronic dataroom access previously granted to any such Person or his or her Representatives.

(b) Notwithstanding anything to the contrary in this Section 5.3, prior to the time the Stockholder Approval is obtained, if the Company receives a bona fide written Alternative Proposal from any Person, which Alternative Proposal did not result from any breach of this Section 5.3, the Company and its Representatives may correspond with such Person in writing solely to clarify the terms and conditions thereof so as to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and, subject to compliance with this Section 5.3,

(i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to, the business, properties, assets, books, records and personnel of the Company to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided, that the Company shall, substantially concurrently with the time it is provided to such Person, make available the Investor any information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Investor, and (ii) the Company and its Representatives may engage in, enter into or otherwise participate in any discussions or negotiations with such Person with respect to such Alternative Proposal, if and only to the extent that prior to taking any action described in clause (i) or (ii) above, the Board of Directors determines in good faith (after consultation with outside counsel and its financial advisors) that such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and that the failure to take the actions set forth in clauses (i) and (ii) above would be inconsistent with its fiduciary duties under applicable Law.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify the Investor of (i) any request for information from the Company or any of its Representatives by any Person that, to the Knowledge of the Company, is seeking to make, or has made, an Alternative Proposal, (ii) the receipt of any Alternative Proposal, specifying the material terms thereof and the identity of the Person making such Alternative Proposal and (iii) any material modifications to the financial or other material terms and conditions of such Alternative Proposal.

(d) Except as set forth in this Section 5.3, neither the Board of Directors nor any committee thereof shall (x) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Investor (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation, (B) fail to include the Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Alternative Proposal, (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement of such tender offer or exchange offer, (E) within three (3) Business Days of a written request by Investor for the Board of Directors to reaffirm the Recommendation following the date any Alternative Proposal or any material modification thereto is first published or sent or given to the Stockholders, fail to, or fail to cause the Company to, issue a press release that reaffirms the Recommendation (which request may only be made once with respect to any Alternative Proposal and each material modification thereof) or (F) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (A) through (F), a “Change of

Recommendation”) or (y) authorize, adopt or approve or publicly propose to authorize, adopt or approve, an Alternative Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement or any other Contract requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Board of Directors may, if the Company receives an Alternative Proposal that the Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisors) constitutes a Superior Proposal, to the extent that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, authorize, adopt, or approve such Superior Proposal and cause or permit the Company to terminate this Agreement pursuant to Section 8.1(c)(i) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may take such actions only if:

(i) the Company shall have complied with its obligations under this Section 5.3;

(ii) the Company shall have provided prior written notice to Investor of the Board of Directors’ intention to take such actions at least five (5) Business Days in advance of taking such action (it being understood and agreed that any material change with respect to the financial or other terms and conditions of such Superior Proposal shall require a separate, prior written notice to Investor at least two (2) Business Days in advance of taking such action), which notice shall specify, as applicable, a reasonably detailed description of the material terms and conditions of the Alternative Proposal received by the Company that constitutes a Superior Proposal, including an unredacted copy of the relevant proposed transaction agreements with, and the identity of, the party making the Alternative Proposal;

(iii) after providing such notice and prior to taking such actions, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Investor and its Representatives in good faith (to the extent Investor desires to negotiate) during such five (5) Business Day period or two (2) Business Day period, as the case may be, to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents as would permit the Board of Directors not to take such actions; and

(iv) the Board of Directors shall have considered in good faith any changes to this Agreement and the other Transaction Documents that may be offered in writing by the Investor by 5:00 p.m. Eastern Time on the fifth (5th) Business Day of such five (5) Business Day period or the second (2nd) Business Day of such two (2) Business Day period, as the case may be, and shall have determined in good faith, after consultation with outside counsel and its financial advisors, that the Alternative Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by the Investor were given effect.

(e) Subject to the provisos in this Section 5.3(e), nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Board of Directors or any committee of the Board of Directors, after consultation with its outside legal counsel, from (i) complying with its disclosure obligations under applicable Law with regard to an Alternative Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that in each case or clauses (i) and (ii), the Board of Directors expressly, publicly reaffirms the Recommendation after the issuance of such a statement after or as part of such communication; provided further, that neither the Board of Directors nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.3(d) shall have been satisfied.

(f) The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Representatives of the Company or any Subsidiary thereof shall be deemed to be a breach of this Section 5.3.

Section 5.4. Investigations; Pre-Closing Access.

Prior to the Initial Closing Date, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Investor and its Representatives reasonable access to the Representatives, properties, offices, facilities and books and records of the Company and its Subsidiaries and (ii) permit Investor and its Representatives to conduct such further examination or investigation of the assets, Liabilities, business, operations, properties, offices and books and records of the Company and its Subsidiaries, as Investor may reasonably request. Any investigation, examination or interview by Investor of employees of the Company and its Subsidiaries or access pursuant to this Section 5.4 shall be conducted or occur at reasonable times during regular business hours upon reasonable prior notice. The Company shall reasonably cooperate with each of Investor’s Representatives in connection with such review and examination and any such investigation, examination or interview shall be subject to this Section 5.4 and the terms and conditions of the Non-Disclosure Agreement and applicable Law.

Section 5.5. Certain Filings; Commercially Reasonable Efforts.

(a) In furtherance and not in limitation of the covenants of the parties contained in this Agreement, each of the Company and Investor shall (A) use commercially reasonable efforts to cooperate with each other in timely making all filings set forth on Schedule 3.4, (B) use commercially reasonable efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Agencies as necessary or appropriate to consummate the Contemplated Transactions and (C) supply to any Governmental Agency as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Agency.

(b) HSR. Each of the Company and Investor, as applicable, shall upon the written request of either party in advance of a Subsequent Closing the consummation of which in the opinion of such party, based on the advice of counsel, would require approval, or termination of the waiting period, under the HSR Act, as promptly as practicable and in any event within ten (10) Business Days of the delivery of such notice, file, or cause to be filed (and not withdraw), a Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Contemplated Transactions and shall use its commercially reasonable efforts to (A) respond as promptly as practicable to all inquiries received from the FTC and the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate, be waived or expire at the earliest possible date, and (C) avoid each and every impediment under the HSR Act with respect to the Contemplated Transactions so as to enable the such Subsequent Closing to occur as soon as reasonably possible.

(c) Reservation for Issuance; NASDAQ Listing. The Company shall reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of the Class AA Preferred Stock owned at any time by the Investor without regard to any limitation on such exercise or conversion. The Company shall cause the shares of Common Stock reserved for issuance pursuant to the exercise or conversion of the Class AA Preferred Stock to be approved for listing on NASDAQ, subject to official notice of issuance.

(d) Further Actions. In furtherance, and not in limitation, of the covenants of the parties contained in this Agreement:

(i) the Company and Investor shall use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the Initial Closing as soon as reasonably possible (and in no event later than the Early Outside Date), including using commercially reasonable efforts to take all such further action as may be reasonably necessary to resolve such objections, if any, as any antitrust enforcement Governmental Agency or competition Governmental Agency or any other Governmental Agency or Person may assert under any Law with respect to the Contemplated Transactions and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Agency with respect to the Contemplated Transactions so as to enable the Initial Closing to occur as soon as practicable (and in any event no later than the Early Outside Date).

(ii) Subject to applicable Law and the instructions of any Governmental Agency, the Company and Investor shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions, including, to the extent permitted by Law, promptly furnishing each other with copies of notices or other communications sent or received by it or any of its Affiliates, to or from any Governmental Agency with respect to such transactions (with any competition sensitive or other confidential information redacted therefrom). The Company and Investor shall each permit the other to review in advance any proposed communication to any Governmental Agency (with any competition sensitive or other confidential information redacted therefrom), and shall consider in good faith their comments thereon. Each of the Company and Investor agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Agency in connection with the Contemplated Transactions unless it consults with the other parties in advance and, to the extent not prohibited by Law or the relevant Governmental Agency, gives the other parties (or their external legal counsel) the opportunity to attend and participate.

(iii) The Company and Investor shall use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to obtain all consents and provide all notices required in connection with the Contemplated Transactions under any Contracts to which such party is a party or by which its assets or properties are bound; provided that, notwithstanding anything in this Agreement to the contrary, in no event shall Investor or any of its respective Affiliates be required to, and the Company shall not without Investor’s prior written consent, pay any non-de minimis consent fees under, or agree to any material amendments or modifications of, any such Contracts in order to obtain any consents of the counterparties thereto.

(e) If any administrative or judicial action or proceeding or other Order, including any proceeding by a private party, is instituted or made (or threatened to be instituted or made) challenging any of the Contemplated Transactions, each of the Company and Investor shall use commercially reasonable efforts to take promptly any and all steps reasonably necessary to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions, and shall cooperate with each other in connection with, and shall keep each other informed of, all such steps. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) so long as such party has, prior to such termination, complied with its obligations under this Section.

(f) Investor shall be entitled to direct any proceedings or negotiations with any Governmental Agency or related to any Governmental Agency proceeding where the proceedings or negotiations relate to filings or approvals in connection with the Contemplated Transactions.

(g) Notwithstanding anything to the contrary contained in this Agreement, Investor shall be under no obligation to take any action, refrain from taking any action, or agree to any measure requested or directed by any Governmental Agency, including (i) proposing, negotiating, committing to or effecting, by consent agreement or decree, undertaking, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Investor or its Affiliates or the Company or controlled Affiliates of the Company, or (ii) otherwise taking, or undertaking or committing to take, any actions that would limit the freedom of action of the Investor or its Affiliates or the Company or controlled Affiliates of the Company with respect to, or would impose obligations with respect to the future conduct or would limit its ability to retain, one or more of their respective businesses or assets, in order to obtain or expedite any approval, consent or authorization from a Governmental Agency or other Person pursuant to a Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding or decision if such action or measure would reasonably be expected to be materially adverse to the business, financial or other condition or prospects of the Investor or its Affiliates or the Company or controlled Affiliates of the Company.

Section 5.6. Transaction Litigation. The Company shall promptly advise the Investor of any Proceeding commenced or, to the Knowledge of the Company, threatened by a Stockholder against the Company or its officers or directors relating to any of the Contemplated Transactions and shall keep the Investor promptly and reasonably informed regarding any such Proceeding. The Company shall give Investor the opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to the Investor’s views with respect thereto. Neither the Company nor any of its Representatives shall compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any such Proceeding or consent to the same, unless Investor shall otherwise have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.7. State Takeover Laws. If any “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Contemplated Transactions, the parties shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Contemplated Transactions.

Section 5.8. Oceanica Articles Amendment. Promptly following the date hereof, the Company shall cause the Oceanica Articles Amendment to be filed with the Public Registry of the Republic of Panama and shall deliver to Investor a certified copy thereof evidencing its filing with, and acceptance by, the Public Registry of the Republic of Panama.

Section 5.9. 2015 Stock Incentive Plan. Prior to the Initial Closing Date, the Company shall amend the Company’s 2015 Stock Incentive Plan to provide that the Contemplated Transactions shall not be deemed to be a “Change in Control” under such plan or any award granted thereunder.

Section 5.10. Use of Proceeds. The Company will directly or indirectly through its Subsidiaries use the proceeds from the sale of the Initial Closing Shares as set forth on Schedule 5.10.

ARTICLE VI.

CONDITIONS TO THE INITIAL CLOSING

Section 6.1. Mutual Conditions. The obligation of each of the Company and Investor to consummate the Initial Closing is subject to the satisfaction of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) [Reserved]

(c) Injunction. There shall not be in effect any Order or other Law enjoining or prohibiting the consummation of the Contemplated Transactions.

(d) Preliminary Transactions. The Preliminary Transactions shall have been consummated and, only as a condition to Investor’s obligations, the Investor Designees shall have been elected as members of the Board of Directors and shall constitute a majority of the Board of Directors.

(e) Takedown Period. No event that would cause the termination of the Takedown Period shall have occurred.

Section 6.2. Investor Conditions. The obligation of Investor to consummate the Initial Closing is subject to the satisfaction (or waiver by Investor in its sole discretion) of the following conditions:

(a) Representations and Warranties.

(i) The Fundamental Representations shall be true and correct in all material respects on and as of the Initial Closing Date as though such representations and warranties were made anew on and as of the Initial Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; and

(ii) The representations and warranties contained in Article III of this Agreement (other than the representations and warranties listed in Section 6.2(a)(i)) shall be true and correct (without regard to any “materiality” or “Material Adverse Effect” qualifications contained in them) on and as of the Initial Closing Date as though such representations and warranties were made anew on and as of the Initial Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied in all material respects with its covenants contained in this Agreement to be complied with prior to the Initial Closing Date.

(c) Proceedings. Holders of greater than 5% of the outstanding Common Stock shall not have exercised (or notified the Company of their intention to exercise) appraisal rights in connection with the Stockholder Approval. There shall not be pending any Proceeding seeking damages from the Company or any person indemnified with the Company based upon, or arising out of, the Contemplated Transactions.

(d) No Material Adverse Effect. Since September 30, 2014, there has not been any act, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Listing. The Common Stock issuable upon conversion of the Class AA Preferred Stock shall have been approved for listing on NASDAQ. Trading in the Common Stock shall not have been suspended by NASDAQ.

(f) Officer’s Certificate. The Company shall have delivered to Investor a certificate, signed by an executive officer of the Company, dated as of the Initial Closing Date, certifying the matters set forth in Section 6.2(a) through and including (e).

(g) Third Party Consents. The Company shall have received and delivered to Investor copies of the third party consents listed on Schedule 6.2(g).

(h) Investor Consents. Investor shall have received the consent of certain of its parent entity’s creditors, and such consents shall be satisfactory to the Investor in its Sole Discretion.

(i) Don Diego Consent. The Investor shall, in its Sole Discretion, be satisfied with the viability of the Don Diego Project (including, but not limited to, the status of the application for and the terms of all necessary Permits related to the Don Diego Project).

Section 6.3. Company Conditions. The obligation of the Company to consummate the Initial Closing is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article IV of this Agreement shall be true and correct (without regard to any “materiality” or “Investor Material Adverse Effect” qualifications contained in them) on and as of the Initial Closing Date as though such representations and warranties were made anew on and as of the Initial Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

(b) Compliance with Covenants. Investor shall have complied in all material respects with its covenants contained in this Agreement to be complied with prior to the Initial Closing Date.

(c) Officer’s Certificate. Investor shall have delivered to the Company a certificate, signed by an executive officer of Investor, dated as of the Initial Closing Date, certifying the matters set forth in Section 6.3(a) and (b).

ARTICLE VII.

CONDITIONS TO THE SUBSEQUENT CLOSINGS

Section 7.1. Mutual Conditions. The obligation of each of the Company and Investor to consummate each Subsequent Closing is subject to the satisfaction of the following conditions:

(a) Injunction. There shall not be in effect any Order or other Law enjoining or prohibiting the consummation of such Subsequent Closing.

(b) Initial Closing. The Initial Closing shall have occurred.

(c) Takedown Period. The Takedown Period shall not have terminated.

(d) Governmental Consents and Approvals. The Governmental Agency approvals, notifications, waiting periods and conditions set forth on Schedule 7.1(d), to the extent required to consummate such Subsequent Closing, shall have been obtained, complied with and/or satisfied.

Section 7.2. Investor Conditions. The obligation of Investor to consummate each Subsequent Closing is subject to the satisfaction (or waiver by Investor in its sole discretion) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.8, 3.18, 3.21 and 3.22 shall be true and correct in all material respects on and as of the Subsequent Closing Date as though such representations and warranties were made anew on and as of the Subsequent Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; and

(ii) The representations and warranties contained in Article III of this Agreement (other than the representations and warranties listed in Section 7.2(a)(i)) shall be true and correct (without regard to any “materiality” or “Material Adverse Effect” qualifications contained in them) on and as of the Subsequent Closing Date as though such representations and warranties were made anew on and as of the Subsequent Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied in all material respects with its covenants contained in this Agreement and the other Transaction Documents to be complied with prior to the Subsequent Closing Date.

(c) Proceedings. There shall not be pending any Proceeding seeking damages from the Company or any person indemnified with the Company based upon, or arising out of, the Contemplated Transactions.

(d) No Material Adverse Effect. Since September 30, 2014, there has not been any act, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Common Stock. Trading in the Common Stock shall not have been suspended by NASDAQ.

(f) Officer’s Certificate. The Company shall have delivered to Investor a certificate, signed by an executive officer of the Company, dated as of the Subsequent Closing Date, certifying the matters set forth in Section 7.2(a) through and including (e).

(g) Investor Consents. Investor shall have received the consent of certain of its parent entity’s creditors, and such consents shall be satisfactory to the Investor in its Sole Discretion.

(h) Don Diego Consent. The Investor shall, in its Sole Discretion, be satisfied with the viability of the Don Diego Project (including, but not limited to, the status of the application for and the terms of all necessary Permits related to the Don Diego Project).

Section 7.3. Company Conditions. The obligation of the Company to consummate each Subsequent Closing is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article IV of this Agreement shall be true and correct (without regard to any “materiality” or “Investor Material Adverse Effect” qualifications contained in them) on and as of the Subsequent Closing Date as though such representations and warranties were made anew on and as of the Subsequent Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

(b) Compliance with Covenants. Investor shall have complied in all material respects with its covenants contained in this Agreement and the other Transaction Documents to be complied with prior to the Subsequent Closing Date.

(c) Officer’s Certificate. Investor shall have delivered to the Company a certificate, signed by an executive officer of Investor, dated as of the Subsequent Closing Date, certifying the matters set forth in Section 7.3(a) and (b).

ARTICLE VIII.

TERMINATION PRIOR TO CLOSING

Section 8.1. Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Initial Closing as follows:

(a) at any time, by mutual written consent of the Company and Investor.

(b) by Investor or the Company, by written notice to the other, if:

(i) at any time, there shall be any final and non-appealable Order, which prohibits or restrains Investor and/or the Company from consummating the Initial Closing or any of the other Contemplated Transactions; or

(ii) following the Stockholder Meeting, if the Stockholders shall have failed to approve this Agreement by the Stockholder Approval at the Stockholder Meeting.

(c) by the Company, by written notice to the Investor, if:

(i) at any time prior to receipt of the Stockholder Approval, the Board of Directors has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to and in accordance with the terms and conditions of Section 5.3(d); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(i) unless (A) the Company has complied with the requirements of Section 5.3 and (B) concurrently with such termination, the Company pays the fee specified in Section 8.2(a)(i); or

(ii) at any time, after September 30, 2015 (such date, the “Outside Date”) provided that the Company’s right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available if the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement has been a principal cause of, or resulted in, the failure of the Initial Closing to take place on or before the Outside Date.

(d) by Investor, by written notice to the Company, if:

(i) prior to obtaining the Stockholder Approval at the Stockholder Meeting, a Change of Recommendation occurs;

(ii) at any time, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and either (1) such breach is not reasonably capable of being cured or (2) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) twenty (20) days following notice of such breach and (y) the Early Outside Date;

(iii) at any time, if the Investor, in its Sole Discretion, determines that the conditions to closing in Section 6.2(h), Section 6.2(i), Section 7.2(g) or Section 7.2(h), have not been satisfied; or

(iv) at any time after the 120th day following the date of this Agreement (such date, the “Early Outside Date”) provided that the Investor’s right to terminate this Agreement under this Section 8.1(d)(iv) shall not be available if the Investor’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement has been a principal cause of, or resulted in, the failure of the Initial Closing to take place on or before the Early Outside Date.

Section 8.2. Effect of Termination.

(a) Fees Payable.

(i) Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or by the Investor pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), then the Company shall pay to the Investor the Termination Fee by wire transfer of immediately available funds concurrent with such termination and the written designation by the Investor of the account to which such Termination Fee shall be paid.

(ii) Termination Fee Upon Consummation of Alternative Proposal. In the event that all of the following conditions are met:

(A) this Agreement is terminated pursuant to Section 8.1(c)(ii), Section 8.1(b)(ii) or Section 8.1(d)(iv);

(B) the Company or any other Person shall have made an Alternative Proposal (whether or not publicly announced) on or after the date of this Agreement but prior to the date of termination of this Agreement, and such Alternative Proposal shall not have been withdrawn by the date of termination of this Agreement; provided, that for purposes of this Section 8.2(a)(ii), the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “50%”; and

(C) within twelve (12) months of such termination, the Company shall have entered into, or consented to, a definitive agreement with respect to, or consummated a transaction regarding, any Alternative Proposal (whether or not such Alternative Proposal was received or, if applicable, originally announced, or made known, subsequent to the execution of this Agreement); then the Company shall pay to the Investor the Termination Fee by wire transfer of immediately available funds concurrent with the earlier to occur of the entry into of a definitive agreement with respect to, or the consummation of, such Alternative Proposal and the written designation by the Investor of the account to which such Termination Fee shall be paid.

(b) The Company acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that without these agreements Investor would not have entered into this Agreement and that the fees payable pursuant to this Section 8.2 are not penalties, but rather are liquidated damages in a reasonable amount that will compensate for the efforts and resources expended and opportunities foregone while negotiating this Agreement, and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. In addition, if the Company is required to pay a fee pursuant to this Section 8.2, it shall also pay interest on, and the Investor’s cost of collection of, such unpaid amounts for the period commencing on the date such amounts became past due at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.

(c) In no event shall the Company be required to pay to Investor more than one Termination Fee.

Section 8.3. Survival. If this Agreement is terminated and the Initial Closing does not occur, this Agreement shall become null and void and of no further force and effect, and there shall be no Liability or obligation hereunder on the part of the Company, Investor, any Company Related Party or any Investor Related Party or any of their respective successors or assigns; provided that (a) the Non-Disclosure Agreement and the provisions of Section 8.2, this Section 8.3 and Articles IX and XI shall survive any such termination and (b) nothing herein shall relieve the Company of any liability for Losses suffered by the Investor arising out of or relating to any willful or intentional breach by the Company of any of its covenants or agreements contained in this Agreement prior to termination.

ARTICLE IX.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1. Survival of Representations and Warranties. All of the representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive each Closing Date, and in the case of representations and warranties made on a particular Closing Date (other than Fundamental Representations) shall expire 18 months following such Closing Date; provided that any written notice of breach given prior to the applicable expiration date shall extend the survival of such representation and warranty until the subject of such notice is determined by a final non-appealable Order or settlement between the parties.

Section 9.2. Indemnification by the Company. Subject to the limitations set forth in this Article IX, the Company shall indemnify, defend and hold harmless Investor and the Investor Related Parties (collectively, the “Investor Indemnitees”) from and against:

(a) after the Initial Closing Date, all Losses, resulting from: (i) any breach by the Company of any representations and warranties contained in Article III hereof (it being agreed that for all purposes of this Article IX, any and all “Material Adverse Effect”, “materiality” or similar qualifications that are contained in any of the representations and warranties contained in Article III shall be disregarded), or (ii) any breach by the Company of any covenant or agreement contained in this Agreement; and

(b) all Losses arising out of Covered Litigation.

Section 9.3. Indemnification by Investor. Subject to the limitations set forth in this Article IX, the Investor shall indemnify, defend and hold harmless the Company and the Company Related Parties (collectively, the “Company Indemnitees”) from and against, after the Initial Closing Date, all Losses, resulting from: (i) any breach by Investor of any representations and warranties contained in Article IV hereof, or (ii) any breach by Investor of any covenant or agreement contained in this Agreement.

Section 9.4. Minimum Indemnification Threshold and Limits.

(a) The Company shall not be obligated to indemnify any Investor Indemnitee pursuant to Section 9.2(a) (except with respect to Fundamental Representations) unless and until the aggregate amount of the Losses incurred by such Investor Indemnitee resulting from the matters exceeds $500,000 (the “Deductible”), in which case Company shall have an indemnification obligation for all Losses that exceed the Deductible.

(b) The Company shall not be obligated to indemnify any Investor Indemnitee pursuant to Section 9.2(a) in an amount in excess of the aggregate purchase price by Investor with respect to the Class AA Preferred Stock.

(c) Investor shall not be obligated to indemnify any Company Indemnitee pursuant to Section 9.3 unless and until the aggregate amount of the Losses incurred by such Company Indemnitee resulting from such matters exceeds an amount equal to the Deductible, in which case Investor shall have an indemnification obligation for all such amounts that exceed the Deductible.

(d) Investor shall not be obligated to indemnify any Company Indemnitee pursuant to Section 9.3 in an amount in excess of the Remaining Commitment at the time of indemnification.

Section 9.5. Claims Notice. In the event that either an Investor Indemnitee or a Company Indemnitee wishes to assert a claim for indemnification hereunder with respect to any Liability or Loss, such party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the other party no later than ten (10) Business Days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted. Failure to deliver a Claims Notice with respect to a claim in a timely manner, as specified in the preceding sentence, shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claims Notice been timely delivered.

Section 9.6. Covered Litigation.

(a) The Company shall not consent to the entry of any judgment or settle any Covered Litigation to which it is a party unless such settlement includes: (i) no admission of liability on the part of the Investor Indemnitees; (ii) no remedy against the Investor Indemnitees, other than monetary payments that are fully indemnified by the Company hereunder; and (iii) a full release of the Investor Indemnitees.

(b) The Investor Indemnitees may not settle any Covered Litigation without the consent of the Company, not to be unreasonably withheld or delayed, provided that such consent shall not be required if the settlement includes: (i) no admission of liability on the part of the Investor Indemnitees; and (ii) a full release of the Investor Indemnitees.

(c) The Company and the Investor shall make mutually available to each other all relevant information in their possession relating to any Covered Litigation (except to the extent that such action would result in a loss of attorney-client privilege) and shall cooperate with each other in the defense thereof. The Company shall be entitled to participate in (but not to control) the defense of any Covered Litigation.

ARTICLE X.

GUARANTY

Section 10.1. Guaranty. For value received, the Guarantor hereby unconditionally and irrevocably guarantees to the Company all obligations of the Investor pursuant to or arising from this Agreement (collectively, the “Investor Obligations”). The Company may bring a separate action against the Guarantor for any accrued but unpaid Investor Obligations without making any demand upon the Investor, and without separately proceeding against the Investor, and without pursuing any other remedy.

Section 10.2. Certain Guaranty Matters.

(a) The Company shall have the right, without notice to the Guarantor, to: (i) renew, extend, accelerate, waive, compromise, release, restructure and otherwise modify, or refuse to modify, the Investor Obligations, the liability of any Person therefor as principal, guarantor, surety or otherwise, and/or any security therefor; and (ii) pursue or not pursue, or make elections among, the Company’s remedies against any such Persons, even if any rights that the Guarantor may have, including subrogation, reimbursement, indemnity, contribution and/or participation in security, are impaired or extinguished. The Guarantor waives any right or defense that might arise by reason of the Company’s exercise of any such rights.

(b) The Guarantor’s liability shall not be affected by any circumstance constituting legal or equitable discharge of a guarantor or surety other than payment in full of the Investor Obligations. The Guarantor hereby waives, and agrees not to exercise, any rights it may have arising from or based on: (i) any right to require the

Company to proceed against the Investor or any other guarantor or other person, or to pursue any other remedy whatsoever; (ii) any defense based upon any legal disability of, any discharge or limitation of the liability of, any restraint or stay applicable to actions against, or the lack of authority or termination of existence of, the Investor or any guarantor or other Person; (iii) any right of setoff, recoupment or counterclaim, other than any right of setoff that may be applicable under this Agreement; (iv) presentment, protest, notice of acceptance, notice of protest, notice of dishonor and notice of any action or inaction; (v) any defense based upon negligence of the Company, including any failure to file a claim in any bankruptcy; (vi) all rights of subrogation, reimbursement, indemnity and/or contribution, and all rights to enforce any remedy that the Company may have against the Investor or another Person, other than any right of indemnity that may be applicable under this Agreement; and (vii) any defense related to any change in the Person(s) primarily liable for the Investor Obligations, whether by reason of a change in the structure of the Investor, assumption of the Investor Obligations by another Person, or otherwise. The Guarantor will not institute, and will cause its Affiliates not to institute, any Proceedings asserting that the guaranty contained in this Section 10.2 or any term or condition set forth herein is illegal, invalid or unenforceable in accordance with its terms.

(c) The Guarantor’s liability shall continue in effect notwithstanding payment or performance by the Investor such that, if any such payment or performance is avoided or recovered from or returned by the Company in connection with the bankruptcy, insolvency or reorganization of the Investor or otherwise, the Guarantor shall remain liable as though such payment or performance had not occurred. The Company may elect in its sole discretion whether to contest a demand or claim that payment or performance should be avoided, recovered or returned.

(d) The Guarantor’s obligations under this Section 10.2 shall not be altered, limited, stayed or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of the Investor, or by any defense the Investor may have to the Investor Obligations by reason of any order, decree, or decision of any court or administrative body resulting from any such proceeding. Any stay of enforcement or stay of acceleration of the time for payment of any of the Investor Obligations as against the Investor or any other Person, in bankruptcy or otherwise, shall not affect the Guarantor’s liability under this Agreement or the time for performance by the Guarantor hereunder.

ARTICLE XI.

LOAN

Section 11.1. Loans. On the terms and subject to the conditions set forth in this Agreement, Lender commits to Loan to the Company, in one or more transactions (each such transaction, a “Loan”), up to $14,750,000. The Company has irrevocably instructed Lender that any Loan shall be made directly to BahamasCo.

Section 11.2. Initial Loan Closing. The initial Loan shall be in the amount of $2,000,000 (the “Initial Loan”). The closing of the Initial Loan (the “Initial Loan Closing”) shall be held on the date hereof at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time, subject to the satisfaction or waiver of the conditions to the Initial Closing set forth in Section 6.1(c) and (e) and Sections 6.2(a), (b), (d), (f), (g) and (i) (other than those conditions that by their terms are to be satisfied by actions taken at the Initial Closing) and the Pledged Oceanica Shares being owned by BahamasCo free and clear of all Liens other than: (i) the Monaco Option and the Monaco Pledge, to the extent enforceable, and (ii) the Oceanica Call (and for the avoidance of doubt the Mako Option Termination shall have occurred); provided, that for purposes of determining the satisfaction of such conditions all references to the “Initial Closing” or the “Initial Closing Date” shall be deemed to be references to the “Initial Loan Closing” or the “Initial Loan Closing Date” as applicable; provided further, that the Initial Loan Closing may occur on such other date or at such other time and place as the Company and Lender may mutually agree in writing in their sole discretion. The date on which the Initial Loan Closing actually occurs is referred to as the “Initial Loan Closing Date.”

Section 11.3. Deliveries at the Initial Loan Closing.

(a) At the Initial Loan Closing, the Company shall, or shall cause BahamasCo to, deliver to Lender:

(i) a promissory note of BahamasCo in favor of Lender in the form of Exhibit F hereto (the “Note”);

(ii) a pledge agreement, pledging 54,000,000 shares of Oceanica stock (the “Pledged Oceanica Shares”), to secure repayment of the Note and performance of the Oceanica Call, in the form of Exhibit G hereto (the “Pledge Agreement”);

(iii) a certificate for the Pledged Oceanica Shares and all other collateral documents required under the terms of the Pledge Agreement;

(iv) customary legal opinions from Klonaris & Co., Bahamian counsel to the Company, and Aleman, Cordero, Galindo & Lee, Panamanian counsel to the Company, in form and substance reasonably satisfactory to Lender;

(v) evidence reasonably satisfactory to Lender that the Amended and Restated Bylaws have been approved and adopted by the Board of Directors as the bylaws of the Company;

(vi) customary secretary’s certificates attaching authorizing resolutions, charter documents and incumbency information relating to BahamasCo, in form and substance reasonably satisfactory to Lender; and

(vii) evidence reasonably satisfactory to Lender that the Mako Option Termination shall have occurred;

(viii) all other instruments and certificates that the Company or BahamasCo is required to deliver pursuant to the terms of this Agreement, the Note or the Pledge Agreement.

(b) At the Initial Loan Closing, Lender shall deliver:

(i) to BahamasCo the Initial Loan by wire transfer of immediately available funds; and

(ii) all other instruments and certificates that Lender is required to deliver pursuant to the terms of this Agreement.

Section 11.4. Subsequent Loan Closing.

(a) The Company agrees to and acknowledges that any additional Loans (each, a “Subsequent Loan”) from Lender shall be made at such times and in such amounts as set forth on Annex D, subject to the satisfaction of the following conditions:

(i) the satisfaction or waiver of the conditions to the Initial Closing set forth in Section 6.1(c) and (e) and Sections 6.2(a), (b), (d), (f), (g) and (i) (other than those conditions that by their terms are to be satisfied by actions taken at the Initial Closing); provided, that for purposes of determining the satisfaction of such conditions all references to the “Initial Closing” or the “Initial Closing Date” shall be deemed to be references to the “Subsequent Loan Closing” or the “Subsequent Loan Closing Date” as applicable.

(ii) the Pledged Oceanica Shares being owned by BahamasCo free and clear of all Liens other than: (i) the Monaco Option and the Monaco Pledge, to the extent enforceable, and (ii) the Oceanica Call (and for the avoidance of doubt the Mako Option Termination shall have occurred);

(iii) there shall be no breach of, or default under, any Transaction Document by the Company or any of its Affiliates; and

(iv) the registration of the Pledge in the Panamanian Public Registry shall be in effect and continuing and there shall be no prior pledge registered.

(b) The closing of any Subsequent Loans (each, a “Subsequent Loan Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time on such dates and in such amounts as set forth on Annex D, subject to the satisfaction of foregoing conditions. The date on which a Subsequent Loan Closing actually occurs is referred to as the “Subsequent Loan Closing Date.”

(c) At any Subsequent Loan Closing, the Company shall, or shall cause BahamasCo to, deliver to Lender such documents as Lender shall reasonably request.

(d) At any Subsequent Loan Closing, Lender shall deliver to BahamasCo, at the direction of the Company, such Subsequent Loan by wire transfer of immediately available funds.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Rules of Construction.

(a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement or any other Transaction Document, they shall be deemed to be followed by the words “without limitation.”

(c) Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(d) All terms defined in this Agreement shall have the defined meanings when used in any other Transaction Document or in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein. The definitions contained in this Agreement and any other Transaction Document are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(e) Except as expressly stated in this Agreement, all references to any Law are to such Law as amended, modified, supplemented or replaced from time to time, and all references to any section of any Law include any successor to such section.

(f) Except as expressly stated in this Agreement, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same is in effect as of the date of this Agreement and in the case of any such agreement to which the parties are other than all of the parties to this Agreement, without giving effect to any subsequent amendment or modification.

(g) All references to “$” or “dollars” mean the lawful currency of the United States of America.

(h) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared in accordance with United States generally accepted accounting principles, as consistently applied by the Company.

(i) No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative.

(j) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as jointly drafted by the parties hereto and thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or any other Transaction Document.

(k) The table of contents and the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the other Transaction Documents.

Section 12.2. Entire Agreement. This Agreement, the other Transaction Documents, the Schedules hereto and thereto, and the other agreements included as exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and, understandings, among the parties with respect to the subject matter hereof and thereof. In the event of a conflict between the terms of this Agreement and the other Transaction Documents (other than the Certificate of Designation or the Articles Amendment), the terms of this Agreement shall govern.

Section 12.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile (with confirmation of transmission) or electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

(a) If to the Company, to:

Odyssey Marine Exploration, Inc.

5215 W. Laurel Street

Suite 210

Tampa, Fl 33607

Attention: Chief Executive Officer

with a copy to:

Akerman LLP

401 E. Jackson Street, Suite 1700

Tampa, FL 33602

Attention: David M. Doney

Facsimile: (813) 218-5404

(b) If to the Investor, to:

Penelope Mining LLC

c/o: Minera del Norte S.A. de C.V.

Campos Eliseos No. 29

Col. Rincon del Bosque

11580 Mexico D.F.

Mexico

Attention: General Counsel

Facsimile: 52 866 633-8050

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Maurice M. Lefkort

Facsimile: (212) 728-8111

(c) If to the Lender or Guarantor, to:

Minera del Norte S.A. de C.V.

Campos Eliseos No. 29

Col. Rincon del Bosque

11580 Mexico D.F.

Mexico

Attention: General Counsel

Facsimile: 52 866 633-8050

Section 12.4. Fees, Costs and Expenses. Upon the first to occur of the Initial Closing Date and termination of this Agreement pursuant to Article VIII, the Company shall reimburse Investor for its and its Affiliates’ reasonable, out-of-pocket expenses incurred in connection with the Contemplated Transaction. Except as expressly provided otherwise in this Agreement or any other Transaction Document, all fees, costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions shall be paid by the party incurring such fees, costs and expenses, whether or not the Contemplated Transactions are consummated. In the event of termination of this Agreement or any other

Transaction Document, the obligation of each party to pay its own fees, costs and expenses will be subject to any rights of such party arising from a breach of this Agreement or any other Transaction Document by any other party.

Section 12.5. Publicity and Reports. Each party agrees that, except as otherwise required by Law, it will not issue any reports, statements or releases, in each case relating to the Contemplated Transactions, without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld or delayed. To the extent disclosure is required by Law, the non-disclosing party shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with the disclosing party with respect to the content thereof.

Section 12.6. Amendments; Waiver.

(a) This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the parties hereto.

(b) A party may by written instrument signed on behalf of such party: (i) extend the time for the performance of any of the obligations or other acts of another party due to it, (ii) waive any inaccuracies in the representations and warranties made to it contained in this Agreement or any Transaction Document, or (iii) waive compliance with any covenants, obligations, or conditions in its favor contained in this Agreement or in any Transaction Document. No claim or right arising out of this Agreement or any Transaction Document can be waived by a party, in whole or in part, unless made in a writing signed by such party. Neither any course of conduct or dealing nor failure or delay by any party in exercising any right, power, or privilege under this Agreement or any of the Transaction Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. A waiver given by a party will be applicable only to the specific instance for which it is given.

Section 12.7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any right, duty or obligation of any party hereunder, may be assigned or delegated by the Company without the prior written consent of Investor. Investor may assign its rights and delegate its obligations hereunder; provided that no such assignment or delegation shall relieve Investor of its Investor Obligations. Any purported assignment of rights or delegation of obligations in violation of this Section will be void. References to a party in this Agreement and in any Transaction Document also refer to such party’s successors and permitted assigns.

Section 12.8. No Third-Party Beneficiaries. Except for the Investor Indemnitees and Company Indemnitees pursuant to Article IX and the Persons expressly referenced in Section 12.9, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under, or in respect of, this Agreement the Transaction Documents or any provision contained herein or therein.

Section 12.9. No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with or as an inducement to this Agreement or any other Transaction Document), may be made only against the parties that are signatories to this Agreement or such other Transaction Document, as the case may be (“Contracting Parties”). No Person who is not a Contracting Party, including any officer, employee, member, partner or manager signing this Agreement, the Transaction Documents or any certificate delivered in connection herewith or therewith on behalf of any Contracting Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or any other Transaction Document or based on, in respect of, or by reason of this Agreement or any other Transaction Document or the negotiation, execution, performance, or breach of the Agreement or any other Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 12.10. Governing Law. This Agreement, the other Transaction Documents, and any dispute, controversy or proceeding arising out of or relating to this Agreement, the other Transaction Documents, or the Contemplated Transactions or the subject matter hereof or thereof or the relationship among the parties hereto or thereto in connection herewith or therewith (in each case whether in contract, tort, common or statutory law, equity or otherwise) shall be governed by the substantive Laws of the State of Delaware without regard to conflict of law principles thereof or of any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.11. Exclusive Forum in Designated Courts. Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or any other Transaction Document, or any of the Contemplated Transactions or the subject matter hereof or thereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, or any other Transaction Document, including the determination of the scope or applicability of this agreement to arbitrate, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise, shall be brought exclusively in either (x) the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, (y) if such court lacks subject matter jurisdiction, the United States District Court for the District of Delaware, to the extent that such court has subject matter jurisdiction or (z) if such court lacks subject matter jurisdiction, the courts of the State of Delaware (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or any other Transaction Document or any of the Contemplated Transactions or the subject matter hereof or thereof in any court other than the

Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any other Transaction Document, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, any other Transaction Document, or the subject matter hereof or thereof, may not be enforced in or by such Designated Court.

Section 12.12. Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 12.3 and agrees that nothing in this Agreement or any other Transaction Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 12.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 12.14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the awarding of equitable remedies is within the discretion of the applicable court.

Section 12.15. Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

Section 12.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 12.17. Signatures/E-delivery; Reproduction of Documents.

(a) A manually signed copy of this Agreement or any other Transaction Documents delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. No legally binding obligation shall be created with respect to a party until such party has delivered or caused to be delivered a manually signed copy of this Agreement.

(b) This Agreement, the other Transaction Documents, and all certificates and documents relating hereto and thereto, including, without limitation, (i) consents, waivers and modifications that may hereafter be executed, (ii) documents received by each party pursuant hereto, and (iii) financial statements and other information previously or hereafter furnished to each party, may be reproduced by each party by electronic digital storage, computer tapes, photographic, photostatic, optical character recognition, microfilm, microcard, miniature photographic or other similar process, and each party may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as would the original itself in any judicial, arbitration or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 12.18. Severability.

(a) If any provision of this Agreement or any other Transaction Document is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement and the other Transaction Documents shall remain in full force, if the essential terms and conditions of this Agreement and the other Transaction Documents for each party remain valid, binding and enforceable. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(b) Any provision of this Agreement or any other Transaction Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.19. Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares of the Company of any Class or series, or a price per share, or consideration received in respect of such shares, then, except in the case of the Preliminary Transactions, upon the occurrence of any subdivision or consolidation of the shares of such Class or series, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such Class or series of shares by such subdivision or consolidation. For the avoidance of doubt, all references in the Recitals, Article I and Article II to a number of Shares or a price per share of Common Stock is a reference to a number or price determined after giving effect to the Preliminary Transactions.

Section 12.20. Release. In consideration of, among other things, Investor’s execution and delivery of this Agreement, each of the Company, any party claiming on behalf of the Company, the Company’s equityholders and residual claimants and the respective successors and assigns of each (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against the Releasees (as defined in this Section 12.20) and hereby forever waives, releases and discharges each Releasee from, any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential and punitive damages, demands, agreements, bonds, bills, specialties, covenants, controversies, torts, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against Investor in any capacity and its shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, auditors, consultants, Affiliates and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with this Agreement or any of the Transaction Documents or any transactions contemplated thereby or any acts or omissions in connection therewith or the negotiation thereof, provided, however, that the foregoing shall not release Investor or Guarantor from the express obligations of either under this Agreement or any of the Transaction Documents. The provisions of this Section 12.20 shall survive the expiration and termination of this Agreement and any of the Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
	Name:	Mark D. Gordon
	Title:	President and CEO

[Signature Page to Stock Purchase Agreement]

INVESTOR:

PENELOPE MINING LLC

By:	/s/ Andres Gonzalez Saravia
	Name:	Andres Gonzalez Saravia
	Title:	Attorney in fact

GUARANTOR, SOLELY WITH RESPECT TO ARTICLE X:

MINERA DEL NORTE S.A. DE C.V.

By:	/s/ Alonso Ancira Elizondo
	Name:	Alonso Ancira Elizondo
	Title:	Authorized Person

LENDER, SOLELY WITH RESPECT TO ARTICLE XI:

MINERA DEL NORTE S.A. DE C.V.

By:	/s/ Alonso Ancira Elizondo
	Name:	Alonso Ancira Elizondo
	Title:	Authorized Person

[Signature Page to Stock Purchase Agreement]

ANNEX A

DEFINITIONS

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions that are no less favorable in the aggregate to the Company than those contained in the Non-Disclosure Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, Investor and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another.

“Alternative Proposal” means (a) any proposal or offer from any Person (other than the Investor) with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries representing more than 15% of the consolidated total assets (including equity of securities) of the Company and its Subsidiaries, taken as a whole or (b) any acquisition by any Person or group of Persons (other than the Investor) resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner (including by spin-off, joint venture, recapitalization, liquidation, dissolution, exclusive lease or license or otherwise), which if consummated would result in, any Person or group of Persons (other than the Investor) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity and/or voting securities representing more than more than 15% of all of the outstanding equity and/or voting securities of the Company (by vote or value) or more than 15% of the consolidated total assets (including equity of securities) of the Company and its Subsidiaries, in each case of clauses (a) and (b), other than the Contemplated Transactions.

“Anti-Corruption Laws” means Laws or Orders relating to anti-bribery and anti-corruption (governmental or commercial) that apply to the business and dealings of the Company or any of its Subsidiaries, including, without limitation, Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage.

“Anti-Money Laundering Laws” means any Laws or Orders relating to anti-money laundering or terrorism financing that apply to the business and dealings of the Company or any of its Subsidiaries.

“Business Day” means any day except (a) a Saturday or Sunday or (b) a day on which the New York Stock Exchange or the NASDAQ Stock Market is closed for trading.

“Change of Control” means the consummation of any transaction or series of related transactions involving (i) any purchase or acquisition (whether by way of tender offer, exchange offer, merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction or otherwise) by any Person or group (within the meaning of 13(d)(3) of the Exchange Act), other than Guarantor and its Affiliates, of any of (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board of Directors or (B) the majority of the outstanding capital stock of the Company, (ii) any sale, lease, exchange, transfer, exclusive worldwide license or disposition of all or substantially all of the assets of the Company, taken together as a whole, to such Person or group, (iii) any merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction in which the holders of Common Stock of the Company immediately prior to the transaction, as a group, do not hold securities representing a majority of the outstanding voting power entitled to elect the board of directors of the surviving entity in such merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction or (iv) a liquidation, dissolution or winding up of the Company.

“Class” means any class of capital stock of the Company designated as such in any of the Articles.

“Closing” means the Initial Closing and any Subsequent Closing.

“Closing Date” means any date on which a Closing shall occur.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Related Party” means any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney or other Representative of the Company, and any its Affiliates (including any person negotiating or executing this Agreement on behalf of the Company).

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the Transaction Documents, including the Preliminary Transaction.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or any other agreement, commitment or legally binding arrangement, whether written or oral.

“Covered Litigation” means any claim by a Stockholder against Investor or any Investor Related Party arising out of or related to the Contemplated Transactions.

“Disclosure Schedule” means the disclosure schedule attached hereto.

“Don Diego Project” means the Don Diego West offshore phosphate project, located in the Pacific Ocean approximately 50 km southwest off the coast of Baja California Sur, Mexico.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 3.18, 3.20, 3.21, 3.22, 3.24 and 3.25.

“Governmental Agency” means any: (x) multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (y) subdivision, agent, commission, board or authority of any of the foregoing; or (z) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insolvency Event” means:

(a) the Company or any of its Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(b) an involuntary case or other proceeding shall be commenced against the Company or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or

(c) an order for relief shall be entered against the Company or any of its Material Subsidiaries under the federal bankruptcy Laws now or hereafter in effect or the Company or any of its Subsidiaries admits in writing that it cannot pay its debts when due.

“Intellectual Property” shall mean all of the following, owned, used or licensed by the Company as licensee or licensor: (i) the name “Odyssey Marine Exploration”, all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof, (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi) Internet websites, domain names and registrations or applications for registration thereof; (viii) social networking accounts; (viii) books and records describing or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Investor Material Adverse Effect” means a material adverse effect on the ability of Investor to perform its obligations under the Transaction Documents.

“Investor Related Party” means any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney or other Representative of the Investor, and any of their respective Affiliates (including any person negotiating or executing this Agreement on behalf of the Investor).

“IRS” means Internal Revenue Service.

“Knowledge” means that a matter is, as of the applicable date, actually known to, or based on their position and responsibilities would reasonably be expected to be known by, an executive officer of the Company.

“Law” means: (1) laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, codes, treaties, decrees, judgments, awards or requirements, in each case of any Governmental Agency, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Agency; and (2) all policies, notices, guidelines, protocols or directions of any Governmental Agency which are binding on the Person referred to in the context in which it is used.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Losses” means, collectively, any loss, liability, damages, diminution in value, amount paid in settlement, claim, obligation, cost or expense (including reasonable legal fees and expenses and costs of collection), but excluding any special, punitive, incidental, multiple or consequential damages, except to the extent awarded to a third party.

“Mako Option” means the right of Mako Resources, LLC to purchase, on or before March 15, 2015, up to 6,000,000 quotas in Oceanica owned by BahamasCo for a price of $3.38 per quota.

“Material Subsidiary” means a Subsidiary:

(a) that represents 10% or more of the assets or revenues of the Company and its Subsidiaries on a consolidated basis;

(b) for which the Company has guaranteed such Subsidiary’s obligations; or

(c) is an Intermediate Holdco.

“Monaco Option” means, to the extent enforceable under applicable Law, the purported right of Monaco Financial, LLC to purchase, on or before the date that is the maturity date of any outstanding note under the Loan Agreement dated as of August 14, 2014, by and between the Company and Monaco Financial, LLC, up to 3,174,603 quotas in Oceanica owned by BahamasCo for a price equal to the lesser of $3.15 per quota or the price per quota obtained in certain public offerings.

“Monaco Pledge” means, to the extent enforceable under applicable Law, the purported Lien granted to Monaco Financial, LLC by BahamasCo on 10,000,000 quotas in Oceanica, as a security for $10.0 million of indebtedness owed by the Company to Monaco Financial, LLC, pursuant to the Loan Agreement, dated as of August 14, 2014 by and between Monaco Financial, LLC and the Company.

“NASDAQ” means the NASDAQ stock market.

“NASDAQ Listing Rules” means the official listing rules of NASDAQ, as amended from time to time.

“Non-Disclosure Agreement” means that certain Letter Agreement, dated as of November 18, 2014, by and between the Company and Mexicans & Americans Trading Together, Inc.

“Obligations” shall have the meaning set forth in the Note.

“Oceanica” means Oceanica Resources S. de R.L., a Panamanian limitada.

“OFAC Laws” means any statutory and regulatory requirements of the laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Agency.

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Law.

“Permitted Liens” means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) unfiled mechanic’s, materialmen’s and similar Liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for which adequate reserves in accordance with GAAP are reflected on the consolidated balance sheet of the Company included in the Company Reports; (iii) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for which adequate reserves in accordance with GAAP are reflected on the consolidated balance sheet of the Company included in the Company Reports; and (iv) liens securing rental payments under capital lease arrangements, which capital lease arrangements are reflected in accordance with GAAP on the consolidated balance sheet of the Company included in the Company Reports.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Plan” means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

“Proceedings” means any action, suit, litigation, arbitration, legal administrative or other civil or criminal proceeding, at law or in equity, or, to the extent within the Knowledge of the Company or the knowledge of the Investor, as applicable, any investigation by or before any Governmental Agency.

“Proxy Statement” means a proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the Stockholder Approval.

“Representatives” means the directors, officers, employees and independent contractors, agents or advisors (including, without limitation, attorneys, accountants, and investment bankers) of the specified party or any of its Subsidiaries.

“SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Sole Discretion” of a party means the sole discretion of such party, which shall, to the maximum extent permitted by Law, not be subject to the implied covenant of good faith and fair dealing of such party.

“Stockholders” means the stockholders of the Company.

“Subsidiary” means, with respect to a Person other than a natural person: (a) any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of a certain event or contingency) are at the time owned directly or indirectly by such specified body corporate, (b) any body corporate, partnership, joint venture or other entity over which the Person in question exercises direction or control or which is in a like relation to a subsidiary described in clause (a); and (c) any “subsidiary” as defined in Rule 405 promulgated under the Securities Act.

“Superior Proposal” means a bona fide, written and binding Alternative Proposal that the Board of Directors determines in good faith (after consultation with its outside financial and legal advisors), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions to any related financing) and the Person making the proposal, is (a) more favorable to the Stockholders from a financial point of view than the Contemplated Transactions (after giving effect to all adjustments to the terms thereof that may be offered by the Investor in writing pursuant to Section 8.2) and (b) is reasonably likely to be consummated in a timely manner on the terms proposed in such Alternative Proposal; provided, however, for purposes of this definition of Superior Proposal, the term Alternative Proposal shall have the meaning assigned to such term herein, except that the references to “15%” in such definition shall be deemed references to “50%”.

“Takedown Period” means the period commencing on the Initial Closing Date and ending upon the first to occur of: (a) the date on which the Remaining Commitment of the Investor is zero dollars; (b) the occurrence of a Change of Control; (c) the termination of this Agreement in accordance with Article VIII; (d) the occurrence of an Insolvency Event, or (e) the fifth anniversary of the Initial Closing.

“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

“Taxes” means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including without limitation, any interest, penalties or additions thereto.

“Termination Fee” means $4,000,000.00.

“Transaction Documents” means this Agreement, the Stockholder Agreement, the Indemnification Agreement, Oceanica Call, the Mandate, the Oceanica Articles Amendment, the Oceanica Membership Agreement, the Note, the Pledge Agreement, the Voting Agreement and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with such documents, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Voting Stock” means shares of the Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors and any securities convertible, exchangeable for or otherwise exercisable to acquire voting securities.

ANNEX B

CROSS REFERENCE SHEET OF TERMS DEFINED HEREIN

Terms	Section

Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)
Amended and Restated Bylaws	Recitals
Antitrust Division	Section 5.5(b)
Articles	Section 1.3(a)(ii)
Articles Amendment	Section 1.3(a)(ii)
BahamasCo	Section 3.7(a)
Board of Directors	Section 1.4
Certificate of Designation	Section 1.3(a)(i)
Change of Recommendation	Section 5.3(d)
Claims Notice	Section 9.5
Class AA Preferred Stock	Recitals
Claims	Section 12.20
Commitment	Section 1.1
Committed Series AA-1 Shares	Section 1.1(b)
Common Stock	Section 3.5(a)(i)
Company	Preamble
Company Indemnitees	Section 9.3
Company Reports	Section 3.8(a)
Contracting Parties	Section 12.9
Deductible	Section 9.4(a)
Designated Court	Section 12.11
Early Outside Date	Section 8.1(d)(iv)
Enforceability Exceptions	Section 3.2(b)
Environmental Laws	Section 3.16
ERISA Affiliate	Section 3.12(c)
FTC	Section 5.5(b)
GAAP	Section 3.8(c)
Guarantor	Preamble
Indemnification Agreement	Section 1.3(a)(ix)
Indemnified Party	Section 9.5
Information Statement	Section 5.2(b)
Initial Closing	Section 1.2
Initial Closing Date	Section 1.2
Initial Closing Shares	Section 1.1(a)
Initial Loan Closing	Section 11.2(a)
Initial Loan Closing Date	Section 11.2(a)
Intermediate Holdcos	Section 3.7(a)
Investor	Preamble
Investor Call Right	Section 2.2(a)

B - 1

Terms	Section

Investor Designees	Section 1.4
Investor Indemnitees	Section 9.2
Investor Obligations	Section 10.1
Investor Observer	Section 1.5
Licensed Intellectual Property	Section 3.14(b)
Loan	Section 11.1(a)
Mako Option Termination	Section 3.7
Mandate Agreement	Recitals
Material Adverse Effect	Section 3.1(a)
Material Contract	Section 3.11
MEH	Section 3.7(a)
Milestones	Section 2.1(b)(iii)
Multiemployer Plan	Section 3.12(b)
Nonparty Affiliates	Section 12.9
Note	Section 11.3(a)(i)
Oceanica Articles Amendment	Recitals
Oceanica Call	Recitals
Oceanica Membership Agreement	Recitals
Outside Date	Section 8.1(c)(ii)
Owned Intellectual Property	Section 3.14(b)
Pledge Agreement	Section 11.3(a)(ii)
Pledged Oceanica Shares	Section 11.3(a)(ii)
Preferred Stock	Section 3.5(a)
Preliminary Transaction	Section 1.4
Project Mineral Rights	Section 3.7(e)
Project Permit	Section 3.7(d)
Recommendation	Section 5.2(a)
Releasors	Section 12.20
Releasees	Section 12.20
Remaining Commitment	Section 2.1(a)
Series AA-1 Preferred Stock	Recitals
Series AA-2 Preferred Stock	Recitals
Series AA-1 Price	Section 1.1(a)
Series AA-2 Price	Section 1.1(c)
Stockholder Agreement	Section 1.3(a)(vii)
Stockholder Approval	Section 5.2(a)
Stockholder Meeting	Section 5.2(a)
Subsequent Loan	Section 11.1
Subsequent Loan Closing	Section 11.2(b)
Subsequent Closing	Section 2.3(a)
Subsequent Closing Date	Section 2.3(a)
Takeover Laws	Section 3.25
Voting Agreement	Recitals

B - 2

ANNEX C

MILESTONES

Date (or if not a Business Day, the immediately succeeding Business Date)	Aggregate Purchase Price	Series AA-1 Shares
March 1, 2016	$21,683,868	3,613,978
September 1, 2016	$21,683,868	3,613,978
March 1, 2017	$18,214,446	3,035,741
March 1, 2018	$4,541,856	756,976

C - 1

ANNEX D

SUBSEQUENT LOAN FUNDING SCHEDULE

Date	Amount	Total Outstanding Principal
March 31, 2015	$6,000,000.00	$8,000,000.00
April 30, 2015	$3,000,000.00	$11,000,000.00
May 31, 2015	$2,000,000.00	$13,000,000.00
June 30, 2015	$1,750,000.00	$14,750,000.00

D - 1

EXHIBIT A

CERTIFICATE OF DESIGNATION

Ex. A - 1

EXHIBIT B

ARTICLES AMENDMENT

Ex. B - 1

EXHIBIT C

STOCKHOLDER AGREEMENT

Ex. C - 1

EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

Ex. D - 1

EXHIBIT E

FORM OF OCEANICA ARTICLES AMENDMENT AND MEMBERSHIP AGREEMENT

Ex. E - 1

EXHIBIT F

NOTE

Ex. F - 1

EXHIBIT G

PLEDGE

Ex. G - 1